  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996
                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              MAGINET CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
    CALIFORNIA (PRIOR TO             4841                    77-0407677
      REINCORPORATION)         (PRIMARY STANDARD          (I.R.S. EMPLOYER
       DELAWARE (AFTER            INDUSTRIAL           IDENTIFICATION NUMBER)
      REINCORPORATION)        CLASSIFICATION CODE
                                    NUMBER)
(STATE OR OTHER JURISDICTION
     OF INCORPORATION OR
        ORGANIZATION)
                               405 TASMAN DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 752-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               KENNETH B. HAMLET
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MAGINET CORPORATION
                               405 TASMAN DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 752-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
      THOMAS C. DEFILIPPS, ESQ.                  EDWARD M. LEONARD, ESQ.
  WILSON SONSINI GOODRICH & ROSATI           BROBECK, PHLEGER & HARRISON LLP
      PROFESSIONAL CORPORATION                    TWO EMBARCADERO PLACE
         650 PAGE MILL ROAD                          2200 GENG ROAD
 PALO ALTO, CA 94304 (415) 493-9300        PALO ALTO, CA 94303 (415) 424-0160
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE      OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)     PRICE(1)(2)        FEE
- -------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    5,750,000        $14.00        $80,500,000     $27,758.62

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities
    Act of 1933, as amended.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion, dated September 17, 1996

PROSPECTUS

                                5,000,000 SHARES
                           (PASTE-UP LOGO OF MAGINET)

                                  COMMON STOCK

                                 ------------

  Of the 5,000,000 shares of Common Stock, $.001 par value ("Common Stock"), of MagiNet Corporation ("MagiNet" or the "Company") being offered hereby, 4,000,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 1,000,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering"). Such offerings are referred to collectively as the "Offerings."

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "MGNT."

                                 ------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
- --------------------------------------------------------------------------------
Per Share..................................    $           $            $
- --------------------------------------------------------------------------------
Total(3)...................................   $           $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of the Offerings estimated at
    $1,050,000 payable by the Company.
(3) The Company has granted to the U.S. Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.
    The International Managers have been granted a similar option to purchase up to 150,000 additional shares solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                 ------------

  The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain other conditions. It is expected that delivery of such shares will be made at the offices of Lehman Brothers Inc., New York,
New York, on or about    , 1996.

                                 ------------
               ________________________________________________
LEHMAN BROTHERS                                                HAMBRECHT & QUIST

      , 1996

                             [INSIDE FRONT COVER]


                            [GRAPHIC: MAGINET LOGO]



  Interactive on-demand entertainment and information to guests of the world's leading hotels.

                               ----------------

  IN CONNECTION WITH THE OFFERINGS, THE U.S. UNDERWRITERS AND INTERNATIONAL MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            [GATEFOLD--FIRST PAGE]
  MagiNet is the largest provider of in-room on-demand video entertainment and information systems outside North America.

  [Graphic: Underneath the above caption on both the first and second page of the gatefold is a map of the continents outside of North and South America America with the countries where there are MagiNet installations indicated]

  [Graphic: Two images of a television screen showing the Company's welcome channel.]

  Currently being tested in Australia, our new Welcome Channel introduces the quality and impact of network broadcasting to the MagiNet systems when guests turn on their TV. The Welcome Channel is designed to feature Hollywood movie trailers, advertising commercials, promotions and instructions in five languages.

  MagiNet guests are senior level business professionals, sophisticated leisure travelers with some of the highest disposable incomes in the world. Full-service offices provide local support.

[Graphic: One image of a television screen showing casino-style gaming, and two images of a television screen showing Bloomberg Information TV.]

  In an exclusive agreement with InterGame, MagiNet will be able to provide in-room, interactive casino-style gaming in hotel rooms worldwide where jurisdictions allow. MagiNet also expects to distribute Bloomberg Information Television, a 24-hour financial news program to hotels, starting with a test in Israel in late 1996.

                            [GATEFOLD-SECOND PAGE]

  [Graphic: Three images of a television screen: one showing a welcome screen; one showing a movie menu; and one showing text describing a movie.]

  MagiNet's mainstay is on-demand entertainment, such as Hollywood blockbusters and adult theme movies. Plus, hotel information and guest services such as in-room check out and folio review. Providing guests as many choices as possible is MagiNet's formula for winning the world's leading hotels.

  MagiNet has over 50,000 rooms installed with on-demand systems

  250% annualized growth in rooms since 1993

  [Graphic: Three images of a television screen showing an information directory known as iLook.]

  iLook is an interactive information and resource directory for travelers that can provide hotel guests immediate and easy access to thousands of businesses, services, restaurants, shops and cultural information. iLook is expected to be launched in Thailand in early 1997, and is one of several products being developed as additional revenue sources.

  The world's best hotels have selected MagiNet for their interactive entertainment and information systems.

  Sheraton On The Park, australia        Yokohama Grand Inter-Continental
                                          Hotel, japan

  Inter-Continental Sydney, australia    Regent Auckland, new zealand

  Guam Hilton, Guam                      The Orchard Hotel, Singapore

  Mandarin Oriental, Hong Kong           Sandton Sun & Towers, South Africa

  JW Marriott, Hong Kong                 Durban Crowne Plaza, South Africa

  Island Shangri-La, Hong Kong           Hotel Lotte, South Korea

  Regent Hong Kong, Hong Kong            Hotel Shilla, South Korea

  Hilton Tel Aviv, Israel                Grand Formosa Regent, Taiwan

  Sheraton Tel Aviv, Israel              Grand Hyatt Taipei, Taiwan

  Hotel Inter-Continental Tokyo Bay,     Shangri-La Hotel, Thailand
   Japan

  Hotel Okura Tokyo, Japan               Regent Bangkok, Thailand

  Grand Hyatt Fukuoka, Japan

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  MagiNet is the leading supplier of on-demand interactive video entertainment and information services to the hospitality industry outside of North America. The Company installs integrated video systems that allow hotel guests to order pay-per-view movies on-demand. MagiNet has recently expanded these systems into entertainment and information gateways that offer an increasingly varied range of services, such as on-demand billing summaries, express checkout, personalized messaging, guest surveys and room service ordering. The Company expects to implement additional revenue enhancing services such as in-room casino-style gaming, advertising, video games, financial news, Internet access and in-room shopping in selected markets beginning in 1997.

  To date, the Company has focused principally on leading hotels in the Pacific Rim. Recently, the Pacific Rim has been experiencing a higher rate of economic expansion and hotel construction than any other region in the world. Leading hotels in this region are generally characterized by high occupancy and room rates. The Company currently has operations and installations in Thailand, Australia, Japan, Taiwan, Guam/Saipan, Hong Kong, Singapore, South Korea, South Africa, Israel, New Zealand and France, and plans to expand its presence in the Pacific Rim, Europe, the Middle East and Africa. MagiNet began installing its systems in 1993 and, between 1993 and 1995, increased its installed base of rooms from 2,087 to 39,122 and increased revenue from $395,000 to $8.7 million. As of June 30, 1996 MagiNet served 138 hotels having 49,683 rooms, with an additional 20,868 rooms in backlog. There are approximately two million hotel rooms in MagiNet's current and targeted markets.

  The Company's installed base includes certain hotels in the Hilton International, Hyatt International, Inter-Continental, Mandarin Oriental, Marriott, Okura, Regent/Four Seasons, Shangri-La, Sheraton, Southern Pacific Hotel Corporation, Westin and other hotel chains. The Company has preferred vendor status for future installations in hotels within the Hyatt International, Shangri-La and Southern Pacific Hotel Corporation chains. In addition, the Company believes there is a substantial opportunity to penetrate the mid-market hotel sector in its target markets.

  The Company holds an exclusive license to provide the on-demand interactive video system developed by On Command Video Corporation in more than 30 countries outside of North America, and a license to provide the on-demand interactive video system developed by Guestserve Development Group to all countries outside of North America. MagiNet installs its systems in hotels at the Company's cost and receives revenue from guest usage pursuant to five-to-seven year contracts giving MagiNet the exclusive right to provide the hotel with in-room on-demand video entertainment and information services. To date, the Company's principal on-demand video entertainment services have provided a reasonably predictable stream of recurring revenue during the term of these exclusive contracts. The Company believes its new services will appeal to a broader group of hotel guests than traditional purchasers of in-room video entertainment and should increase revenue per installed room.

  Beginning in early 1996, the Company added several key members to its management team, including Kenneth B. Hamlet, its Chief Executive Officer, and Gordon E. (Ned) Druehl, Jr., its Chief Operating Officer, both having over twenty years of experience in the hospitality industry. Mr. Hamlet and Mr. Druehl, as part of their executive responsibilities at Holiday Inns, Inc., managed a division known as HiNet which provided free-to-guest scheduled broadcast and on-demand video entertainment to Holiday Inns hotels. This management team further defined the Company's strategy to expand its installed room base by (i) leveraging its strong market position to obtain contracts with other leading hotels, (ii) penetrating existing or new target markets, directly or through acquisition, and (iii) offering services to mid-market hotels in target regions. In addition, this management team was influential in establishing strategic relationships with Bloomberg for information and news television programming, with InterGame for in-room casino-style gaming, and with Trinity Group for in-room advertising.

  The Company incorporated in California in July 1991, changed its name from Pacific Pay Video Limited to MagiNet Corporation in August 1995 and will reincorporate into Delaware prior to the completion of the Offerings. Unless the text otherwise requires, references in this Prospectus to "MagiNet" and the "Company" refer to MagiNet Corporation, a California corporation, and its Delaware successor, together with their subsidiaries. The Company's principal executive offices are located at 405 Tasman Drive, Sunnyvale, California 94089, and its telephone number at that address is (408) 752-1000.

                                 THE OFFERINGS

Common Stock initially offered in:
 The U.S. Offering..................   4,000,000 shares
 The International Offering.........   1,000,000 shares
  Total Common Stock offered........   5,000,000 shares
                                      ----------
Common Stock to be outstanding after  18,435,436 shares(1)
 the Offerings......................
Use of proceeds.....................  System installations, working capital and general corporate purposes. See "Use of
                                      Proceeds."
Proposed Nasdaq National Market       MGNT
 symbol.............................

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

                                                          SIX MONTHS ENDED
                           YEAR ENDED DECEMBER 31,            JUNE 30,
                           ----------------------------   -------------------
                            1993      1994       1995       1995       1996
                           -------   -------   --------   --------   --------
                           (IN THOUSANDS, EXCEPT PER SHARE AND OTHER
                                             DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
 Revenue.................. $   395   $ 2,342   $  8,689   $  3,302   $  7,923

 Direct costs.............     294     1,156      3,731      1,687      3,854
 Depreciation and
  amortization............     171       957      3,682      1,510      3,149
 Operations expenses......     464     2,876      3,108      1,213      1,016
 Selling, general and
  administrative..........   1,497     4,294      8,420      3,563      4,652
 Research and
  development.............   1,320       856      1,247        571        937
                           -------   -------   --------   --------   --------
 Operating loss...........  (3,351)   (7,797)   (11,499)    (5,242)    (5,685)
 Interest income
  (expense), net..........     (28)     (253)      (991)         4     (1,382)
                           -------   -------   --------   --------   --------
 Loss before income taxes
  and minority interest in
  net losses of
  consolidated
  subsidiaries............  (3,379)   (8,050)   (12,490)    (5,238)    (7,067)
 Provision for income
  taxes ..................     --        --        (554)      (300)      (383)
 Minority interest in net
  losses of consolidated
  subsidiaries............     --        124        248        153        124
                           -------   -------   --------   --------   --------
 Net loss................. $(3,379)  $(7,926)  $(12,796)  $ (5,385)  $ (7,326)
                           =======   =======   ========   ========   ========
 Pro forma net loss per
  share(2)................                     $  (1.03)             $  (0.59)
                                               ========              ========
 Shares used in
  computation of pro forma
  net loss per share(2)...                       12,392                12,407
OTHER DATA:
 EBITDA (In
  thousands)(3)........... $(3,180)  $(6,840)  $ (7,817)  $ (3,732)  $ (2,536)
 EBITDA margin............    (805)%    (292)%      (90)%     (113)%      (32)%
 New rooms installed......   2,087    10,929     26,106     14,632     10,561
 Total rooms served(4)....   2,087    13,016     39,122     27,648     49,683
 Rooms in backlog.........     --     10,941     12,194     10,574     20,868
 Average monthly gross
  video revenue per room..     --    $ 32.39   $  29.10   $  30.05   $  29.60

                                                             JUNE 30, 1996
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(5)
                                                        --------  --------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments..... $ 14,772     $ 74,172
 Working capital.......................................   13,571       72,971
 Total assets..........................................   52,185      111,585
 Long-term debt........................................   25,403       25,403
 Accumulated deficit...................................  (32,800)     (32,800)
 Total stockholders' equity............................   20,163       79,563

(1) Based on shares outstanding as of June 30, 1996. Excludes as of June 30, 1996, an aggregate of 1,487,394 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1992 Key Personnel Stock Option Plan and 1992 Stock Option Plan at a weighted average exercise price of $1.55. See "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements. Also excludes an aggregate of 2,560,528 shares reserved for issuance after June 30, 1996 under the 1992 Key Personnel Stock Option Plan, the 1996 Director Stock Option Plan and the 1996 Employee Stock Purchase Plan. See "Management--Stock Plans."
(2) See Note 1 of Notes to Consolidated Financial Statements for a discussion of the computation of net loss per share.
(3) Indicates earnings (loss) before interest expense, income taxes, depreciation and amortization, and minority interest in net losses of consolidated subsidiaries and is not intended to represent an alternative to net income (as determined in accordance with generally accepted accounting principles) as a measure of performance. Management of the Company believes that EBITDA provides an additional perspective on the Company's operating results and its ability to service its long-term debt and fund its operations.
(4) Includes all rooms installed with Company-owned systems.
(5) Adjusted to reflect the net proceeds of the sale of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application thereof. See "Use of Proceeds."

                                ----------------

  Except as set forth in the Consolidated Financial Statements or otherwise indicated herein, all information in this Prospectus (i) reflects the reincorporation of the Company into Delaware which will be effected prior to the effectiveness of the registration statement covering the Offerings, (ii) reflects the conversion of all the Company's outstanding shares of Preferred Stock into 10,908,878 shares of Common Stock, which will occur automatically upon the closing of the Offerings, (iii) reflects the filing, upon the closing of the Offerings, of the Company's Restated Certificate of Incorporation authorizing 5,000,000 shares of undesignated Preferred Stock, (iv) assumes the net exercise of warrants to acquire up to an aggregate maximum of 3,704,840 shares of Common Stock and Preferred Stock into 2,045,800 shares of Common Stock in connection with the Offerings at an assumed fair market value of $13.00 per share, and (v) assumes that the U.S. Underwriters' and International Managers' over-allotment options are not exercised. See "Description of Capital Stock," "Underwriting" and Note 5 of Notes to Consolidated Financial Statements.

                                ----------------

  MagiNet and iLook are trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements relating to future events or the future financial performance of the Company, which involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

DEPENDENCE ON HOTEL INDUSTRY AND GUEST VIEWING PATTERNS

  MagiNet's business is closely linked to the performance of the hotel industry in the Company's targeted geographic markets. A decline in hotel occupancy from current levels or changes in the mix of hotel business and leisure guests as a result of general business, economic, seasonal or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. MagiNet's performance is also dependent on the frequency with which hotel guests purchase its services ("buy rates"). Buy rates are subject to a variety of factors including censorship of adult theme movies, pricing of the movies, availability of popular titles, general guest preferences and general economic conditions. MagiNet's performance is also dependent on the relative buy rates of major motion pictures to adult theme movies. For major motion pictures, the Company generally pays ongoing licensing royalties equal to a percentage of the film's gross revenue to the Company. For most adult theme movies, from which the Company currently derives a majority of its revenue, the Company generally pays a comparatively small, one-time fee. As a result, a shift in viewing patterns away from these movies, or any limitation imposed on the offering of such movies (including censorship by governmental authorities, unavailability of titles, or restrictions imposed by customer hotels), would adversely affect the Company's business, financial condition and results of operations. For example, the Company has experienced significantly lower buy rates in censored markets than in uncensored markets. Free-to-guest services such as HBO and other cable stations compete directly with the Company's services. Such alternative viewing choices available to hotel guests may reduce the buy rate in the rooms installed with MagiNet's systems. Any change in guest viewing patterns that reduces the buy rate of the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; FUTURE CAPITAL NEEDS; ANTICIPATED FUTURE LOSSES

  MagiNet has recorded cumulative net losses of approximately $32,800,000 since its inception, including a loss of approximately $7,326,000 for the six months ended June 30, 1996. MagiNet's business requires substantial investment on a continuing basis for the installation of MagiNet's systems in additional hotel rooms and the upgrading of existing installations. Capital expenditures expected to be incurred by the Company will likely exceed cash flows from its operating activities for the foreseeable future. The Company intends to use the net proceeds of the Offerings and may use other secured and/or unsecured borrowings to expand its installed base of rooms and support its projected growth. If the Company cannot obtain sufficient funds to support installations of rooms, the Company may have to reduce the rate of room installations. Whether or when the Company can achieve cash flow levels from operations sufficient to support its projected growth cannot be accurately predicted, and unless and until such cash flow levels are achieved, the Company may require additional borrowings or the sale of additional equity securities, or some combination thereof. There can be no assurance that the Company will be able to borrow additional amounts or sell additional equity on terms acceptable to the Company, or at all.

RELIANCE ON NEW HOTEL CONTRACTS AND INSTALLATIONS

  MagiNet's future growth will depend principally on its ability to obtain contracts with new hotels and to install systems in such hotels in a timely manner. The timing of obtaining new contracts is dependent upon the level of competition in a particular market, the length of the negotiating process with each individual hotel, and the amount of the Company's local personnel resources allocated to obtaining contracts as opposed to servicing existing hotel customers. To the extent new contracts are not obtained in future periods at the rate anticipated by the Company, there could be a significant shortfall in the Company's anticipated growth in installed rooms. The timing of system installations has historically been reasonably predictable after a contract has been executed, although, for certain prior installations, technical and other issues have delayed installations in specific hotels. Under the Company's master hotel contracts, the Company must install the interactive video entertainment and information system specified in the contract with the hotel chain. The inability to provide the particular system specified could delay installations of such systems in the individual hotels within such chain, which could have a material adverse effect on the Company's business, financial condition and results of operations. The inability of the Company to obtain new contracts and install systems at the rate it currently anticipates for these or other reasons could have a material adverse effect on the Company's future results of operation.

FLUCTUATIONS IN OPERATING RESULTS

  MagiNet's operating results have historically been, and will continue to be, subject to quarterly and annual fluctuations due to a variety of factors, including: the time required to obtain new contracts and install systems; timely introduction, enhancement and market acceptance of new services; changes in the pricing policies by the Company or its competitors; increased competition; the gain or loss of contracts with hotels or hotel chains; the introduction of new products, product enhancements or new services by competitors; currency fluctuations and other uncertainties related to operating in multiple jurisdictions; hotel occupancy, buy rates, availability of programming and the ability to anticipate changing hotel or guest preferences. A significant portion of MagiNet's installations are in tropical climates where occupancies are generally higher in the first and fourth quarters of the year, and buy rates are typically lower in the third quarter of each year. As a consequence, revenue per room is generally lowest in the third quarter. There can be no assurance that new contracts can be obtained in a timely manner, or at all, or that systems can be installed in a timely manner after contracts are obtained. The Company's operating results will also be affected by general economic and other conditions affecting the timing of contracts and installations, capital spending, and order cancellations or rescheduling.

SUBSTANTIAL FIXED COMMITMENTS

  Funds generated by existing operations are not sufficient to enable the Company to meet its debt service obligations on the Senior Secured Notes due 2000 (the "Notes"), together with other fixed charges. Net proceeds from the Offerings will be used by the Company primarily to install new systems. If sufficient revenue is not generated from these installations, the Company's ability to make necessary payments with respect to the Notes would be impaired, and the Company's ability to service the Notes would then depend upon the Company's ability to secure additional funds from other sources. There can be no assurance that the Company will be able to obtain such additional funds on favorable terms, if at all. Further, the instruments governing the Company's debt obligations contain or will contain financial covenants, and no assurance can be given that the Company's operating results in the future will be sufficient to comply with such covenants. Failure to comply with the covenants could result in acceleration of the maturity of the Company's borrowings, which would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's debt obligations will be subject to acceleration in the event that the Company does not meet its principal and interest payments or comply with its other covenants.

IMPORTANCE OF POTENTIAL NEW SOURCES OF REVENUE

  MagiNet's strategy includes developing new applications and markets for its interactive entertainment and information systems. This strategy presents the risks inherent in assessing the value of development opportunities and committing capital to unproven markets. The Company expects that its future performance will be dependent on usage of additional services such as in-room casino-style gaming and advertising provided over the Company's systems to hotel guests. There can be no assurance that the Company's new products will generate additional revenue or earnings for the Company or that the Company will successfully penetrate these additional markets. In addition, any new services provided by the Company could induce guests to change their viewing patterns away from an existing service of the Company and toward a new service resulting in either no additional revenue or decreased actual revenue from the installed base of rooms, depending upon the pricing of the new services and the change in guest viewing patterns that may result. MagiNet will devote resources to developing such services through licensing agreements and other arrangements and marketing such services to hotels and to hotel guests. To the extent that such services are not attractive to hotels and hotel guests, that hotel guests do not utilize such services to the extent necessary to generate a sufficient return on the Company's development and marketing expenditures, or that governmental regulation prohibits the provision of these services, the Company's business, financial condition and results of operations would be adversely affected.

EXPANSION OF BUSINESS THROUGH ACQUISITIONS

  Part of MagiNet's business strategy is to pursue acquisitions that will complement its existing business. The Company has had preliminary discussions with, or has evaluated the potential acquisition of, several companies. Although no such transaction is being considered at this time, the Company is unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of a material transaction being completed should any negotiations commence. There can be no assurance that any acquisitions will occur, that the Company can be successful in integrating the operations and personnel of an acquired entity into the Company's business, incorporating any acquired product lines into the Company's business, establishing and maintaining uniform standards, controls, procedures and policies, avoiding the impairment of relationships with employees and management as a result of changes in management, or overcoming other problems that may be encountered in connection with the integration of acquired businesses. To the extent MagiNet proceeds with such a transaction, and if such transaction is relatively large and consideration is in the form of cash, a substantial portion of the Company's available cash, including the net proceeds of the Offerings, could be used in order to consummate any such acquisition. The Company may also seek to finance any such acquisition through issuances of equity or debt financings, which could be dilutive to, or have an adverse impact on, the Company's earnings. There can be no assurance that any such financings will be available on acceptable terms or at all.

SYSTEM RELIABILITY

  MagiNet has experienced and continues to experience problems with certain equipment, including converters and remote control units. The Company has had to replace equipment at some hotels to correct problems that affected the delivery of the Company's services to the hotel guests. It is possible that the Company's systems may be found to be unreliable after installation at a hotel or hotels. Such occurrences could result in the Company devoting substantial resources to maintenance services for the systems, and could result in a substantial number of installed rooms not having the Company's services available for an extended period of time. Because substantially all of the Company's revenue is derived from use of the Company's on-demand services, system unreliability could result in reduced revenue for the Company and/or dissatisfaction among hotels because of reduced commission revenue to the hotel and disruption of certain hotel operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LOCAL PARTNERS; INTERNATIONAL BUSINESS

  All of MagiNet's revenue is generated outside of the United States, subjecting the Company to a variety of risks that, individually or in the aggregate, may adversely affect the Company's business, financial prospects and results of operations. These risks include changes in political and economic conditions; the availability and reliability of local independent contractors for installation and maintenance services; differing legal and business practices, particularly in regard to interpretation and enforceability of contracts; changes in taxes, tariffs, freight rates and foreign exchange regulations; foreign currency fluctuations; censorship by governmental authorities or restrictions imposed by hotels; and changes in the regulatory environment relating to the telecommunications and media industries in any of the Company's target markets. The Company has entered into joint ventures or similar arrangements in certain of its markets with local businesses and individuals believed by the Company to be familiar with local laws, customs and practices and to be otherwise advantageous to the Company's business prospects in that market. The Company believes that its success in penetrating markets for its products depends in large part on its ability to maintain these relationships, to cultivate additional relationships and to cultivate alternative relationships if distribution channels change. Despite these efforts, there can be no assurance that the Company will be successful in avoiding or minimizing such risks or that such arrangements, if successful, will continue to provide significant benefits to the Company and will not expose the Company to potential liability as a consequence of actions taken by the Company's local joint venture partners.

  Most of MagiNet's revenue is denominated in foreign currencies. The Company has not historically attempted to reduce the risk of currency fluctuations by hedging except in certain limited circumstances. The Company may attempt to reduce these risks by hedging in the future. Changes in the exchange rates of foreign currencies or exchange controls may adversely affect the Company's results of operations. There can be no assurance that the Company's current or any future currency exchange strategy will be successful in avoiding exchange related losses or that any of the factors listed above will not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON SUPPLIERS; SOLE SOURCES OF SUPPLY

  MagiNet currently subcontracts the manufacture of its systems, including head-ends, converters and remote controls. The Company's remote controls for the OCV-based systems are manufactured by one company in Hong Kong, the remote controls for the Guestserve-based systems are manufactured by one company in China and the Company's converters are manufactured by three companies, one in each of Taiwan, Japan and Singapore. The OCV-based head-ends are currently available solely from OCV, and the Guestserve-based head-ends are available solely from Guestserve. OCV is a majority-owned subsidiary of Ascent Entertainment Group, Inc., which has recently acquired the assets of SpectraVision, Inc. ("SpectraVision"), a competitor of the Company in the Pacific Rim. MagiNet believes that similar contract manufacturing can be obtained from other vendors, including those located in the Pacific Rim, although no assurance can be given that such manufacturing resources will continue to be available on reasonable terms, or at all. The Company will pursue such alternative manufacturing arrangements when and if it appears likely that significant cost savings or quality improvements can be achieved. At present, the Company has no plans for alternative sourcing of the system or major system sub-assemblies.

  The Company has experienced delays in receiving converters for installations planned for the Guestserve-based systems, and these delays caused an approximately three to four month delay in installing certain hotels. Delays in receiving products could delay a large number of planned room installations. There can be no assurance that the Company will not face such difficulties or delays in the future. An inability of the Company to obtain sole-sourced or other components in a timely manner could significantly delay installations of systems, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any increase in cost to manufacture the system components from existing or alternative sources could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE ON KEY PERSONNEL

  MagiNet's success depends upon the continued contributions of certain senior corporate managers and key employees, the loss of whose services could have a material adverse effect on the Company. The Company also depends on its continued ability to attract and retain other highly skilled and qualified personnel, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

COMPETITION

  MagiNet competes with a number of companies, including SpectraVision, Movielink Corporation Limited ("Movielink") and LodgeNet Entertainment Corporation ("LodgeNet"), that specialize in providing in-room video services. Certain of these competitors have greater financial, technical, sales and marketing resources to devote to the development, promotion and sale of their products, and may have longer operating histories, greater name recognition, and greater market acceptance for their products and services compared to those of the

Company. SpectraVision was one of the earliest entrants into the hotel entertainment market, and has developed its GuestChoice technology which allows for guests to choose movies to watch on demand. Movielink, a privately-held Australian company, represents the Company's primary competition in the Pacific Rim. Movielink, which recently introduced an on-demand system, has a large base of free-to-guest systems in Australia and in Singapore and has a small number of installations in Hong Kong and Thailand. Although LodgeNet markets its systems primarily in the United States, LodgeNet has recently entered certain of the Company's markets.

  The Company also experiences separate competition in certain specific countries. For example, in Japan certain large international corporations, such as Toshiba Corporation, Pioneer Electronic Corp., Hitachi, Ltd., and Matsushita Electric Industrial Co., Ltd., which supply the Japanese hospitality industry with master antenna television systems, sometimes offer a scheduled broadcast, pay-per-view movie capability. In addition, Gosoh, Ltd. competes in Hong Kong with a scheduled broadcast, pay-per-view system.

  In Europe the Company faces competition from PRODAC Prozebdatentechnik GmbH, Thorn-EMI Plc, Video Management Services, Inc. and Granada Group Plc, which have installed mainly free-to-guest and scheduled systems. The Company believes that penetration of the European market with on-demand video systems by these or other competitors is fairly low.

  The Company could also face competition in the future from existing and emerging cable, direct broadcast satellite and other communications companies providing entertainment and other in-room services to hotels and hotel guests. Certain of these potential competitors have greater financial, managerial and marketing resources than the Company. There can be no assurance that the Company will continue its current level of success in obtaining new contracts with hotels or that the Company will be able to retain contracts with the hotels it serves when those contracts expire. The loss of one or more of its major hotel chains could have a material adverse impact on the Company's business, financial condition and results of operations. As competition increases, the Company anticipates that system life cycles may shorten and hotel commissions may increase resulting in reduced operating margins for the Company.

  The Company's ability to compete successfully depends on many factors, including the success of competitors' systems and services, the ability to interface directly with hotel property management systems, the ability to provide appropriate programming for an international audience, obtaining leading hotel contracts and name recognition among hotels, the quality of its programming and services, the reliability of its systems, general economic conditions, and protection of Company and third-party licensor products by effective utilization of intellectual property laws. In particular, competitive pressures from existing or new competitors who offer lower prices or other incentives or introduce new systems could result in price reductions which would adversely affect the Company's profitability. There can be no assurance that the Company's current or other new competitors will not develop enhancements to, or future generations of, competitive systems and services that offer superior price or performance features, that the Company will be able to compete successfully in the future, or that the Company will not be required to incur substantial additional investment costs in connection with its development, marketing and customer service efforts in order to meet any competitive threat. The Company expects competition in its markets to intensify. See "Business--Competition."

RISK OF OBSOLESCENCE

  The markets for MagiNet's systems and services are characterized by changing technologies, varying customer requirements in different markets, significant new system designs, frequent new service introductions and changes in customer requirements. The Company believes that its future success will depend upon its ability to license on commercially acceptable terms and market systems and services which meet changing user needs, to continue to enhance its systems and services and to develop and introduce in a timely manner new systems and services that take advantage of technological advances, keep pace with emerging industry standards, and address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing, licensing and marketing, on a timely basis, new systems and services that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful installation and introduction of these systems or services, or that any such enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's failure or inability to license new technology, adapt its systems and services to technological changes or to develop new products and services successfully would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the introduction or announcement of new systems and services by the Company or one or more of its competitors will not cause hotels to defer installation of systems or that the Company will successfully manage the transition from older systems to new or enhanced systems in order to minimize disruption in customer installations. Such deferment of installations or inability to manage the transition of installations could have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGY AND PROPRIETARY RIGHTS

  MagiNet's success and ability to compete is dependent in part upon its own proprietary technology. The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, software security measures, and nondisclosure agreements to protect its proprietary technology. There can be no assurance, however, that such protection will be adequate to deter misappropriation of or deter unauthorized third parties from copying aspects of, or otherwise obtaining and using, the Company's proprietary technology. Moreover, the Company licenses from OCV and Guestserve the right to install and operate on-demand video systems incorporating proprietary technology of such companies. If for any reason the Company's rights under such license agreements were to be successfully challenged by these or other companies, the Company's business, financial condition and results of operations would be materially adversely affected. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any agreements with third parties will provide meaningful protection for the Company's proprietary information or the technology licensed from others in the event of any unauthorized use or disclosure of such proprietary information. A substantial amount of the Company's sales are in international markets, and the laws of the other countries may afford the Company little or no effective protection of its intellectual property or the intellectual property of its licensors.

  While MagiNet believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communication from third parties asserting that the Company's products infringe, or may infringe, on the proprietary rights of third parties. The Company's trademark registration of the name "MagiNet" has been initially challenged by the U.S. Patent and Trademark Office. Any infringement claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, require the Company to develop non-infringing technology or enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company or similar adversarial proceeding and failure or inability of the Company to develop non-infringing technology, license the infringed or similar technology, or require the Company to cease the marketing or use of certain products there could be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology and Proprietary Rights."

CONTROL BY CURRENT STOCKHOLDERS

  MagiNet's officers, directors and principal stockholders and their affiliates totaling 11 stockholders will in the aggregate beneficially own approximately 46.3% of the Company's outstanding shares of Common Stock after the Offerings. As a result, these stockholders, acting together, would be able to effectively control most matters requiring approval by the stockholders of the Company, including the election of directors and any merger, consolidation or sale of all the Company's assets. See "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of shares by existing stockholders could adversely affect the prevailing market price of the Common Stock. Upon completion of the Offerings, approximately 5,005,000 shares of Common Stock, including the 5,000,000 shares offered hereby, will be eligible for immediate sale in the public market without restriction. Ninety days after the date of this Prospectus, approximately 31,000 additional shares will be eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act of 1933. Following expiration or release from 180-day lock-up agreements, approximately 9,448,000 additional shares will be eligible for immediate sale, subject in some cases to compliance with Rule 144. Thereafter, approximately 3,977,000 shares held by existing stockholders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise registration rights. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET

  Prior to the Offerings, there has been no public market for MagiNet's Common Stock. There can be no assurance that an active trading market will develop and continue upon the completion of the Offerings or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters, in conformity with Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. As such, the initial public offering price is not necessarily related to the Company's net worth or any other established criteria of value and may not bear any relationship to the market price of the Common Stock following the completion of the Offerings. See "Underwriting."

MARKET VOLATILITY

  The market prices for securities of companies such as the Company have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, and publicity regarding actual or potential results with respect to products under development by the Company or others may have a significant impact on the market price of the Common Stock. Further, it is likely that in some future quarters the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ANTITAKEOVER PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND DELAWARE LAW

  Certain provisions of MagiNet's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions eliminate the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including
Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. Additionally, the issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock. Such provisions could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock-- Preferred Stock," "--Antitakeover Effects of Provisions of Certificate of Incorporation and Bylaws" and "--Effect of Delaware Antitakeover Statute."

DILUTION

  Purchasers of the Common Stock offered hereby will experience immediate, substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock in the Offerings are estimated to be approximately $59,400,000 (approximately $68,467,500 if the U.S. Underwriters' and International Managers' over-allotment options are exercised in full) assuming an initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

  The Company currently anticipates that the net proceeds of the Offerings will be used for system installations, working capital and for general corporate purposes. The Board of Directors has broad discretion in determining how the net proceeds of the Offerings will be applied. In the event opportunities arise, net proceeds of the Offerings also may be used to acquire businesses, technologies or products that complement MagiNet's business. However, the Company is not currently in negotiations regarding any such acquisitions. Although the Company believes the net proceeds of the Offerings, together with its existing resources will be adequate to satisfy its capital needs until at least December 1997, the timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the availability of acquisition candidates, installation costs, costs associated with penetrating new markets, competing technological and market developments, and market acceptance and demand for the Company's products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. A note agreement entered in connection with the issuance of the Company's Senior Secured Notes due 2000 contains a restrictive covenant which limits the Company's ability to pay cash dividends or make stock repurchases. See Note 3 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 the total capitalization of the Company and the total capitalization as adjusted to reflect (i) the reincorporation of the Company into Delaware which will be effected prior to the effectiveness of the registration statement covering the Offerings, (ii) the conversion of all the Company's outstanding shares of Preferred Stock into 10,908,878 shares of Common Stock, which will occur automatically upon the closing of the Offerings, (iii) the filing, upon the closing of the Offerings, of the Company's Restated Certificate of Incorporation authorizing 5,000,000 shares of undesignated Preferred Stock and 45,000,000 shares of Common Stock,
(iv) the net exercise of warrants to acquire up to an aggregate maximum of 3,704,840 shares of Common Stock and Preferred Stock into 2,045,800 shares of Common Stock in connection with the Offerings, at an assumed fair market value of $13.00 per share, (v) that the U.S. Underwriters' and International Managers' over-allotment options are not exercised and (vi) the sale by the Company of 5,000,000 shares of Common Stock in the Offerings at an assumed offering price of $13.00 per share and the application of the net proceeds therefrom. The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Long-term debt(1)........................................ $ 25,403   $ 25,403
Stockholders' equity:
 Preferred Stock, no par value; 12,121,788 shares
  authorized, 10,908,878 shares issued and outstanding,
  actual; $.001 par value, 5,000,000 shares authorized,
  no shares issued and outstanding, as adjusted..........   53,241        --
 Common Stock, no par value; 20,000,000 shares
  authorized, 480,758 shares issued and outstanding,
  actual; $.001 par value, 45,000,000 shares authorized,
  18,435,436 shares issued and outstanding, as
  adjusted(2)............................................      255         18
 Additional paid in capital..............................      --     112,979
 Warrants to purchase Common Stock.......................      101        --
 Accumulated deficit.....................................  (32,800)   (32,800)
 Cumulative translation adjustment.......................     (634)      (634)
                                                          --------   --------
  Total stockholders' equity.............................   20,163     79,563
                                                          --------   --------
  Total capitalization................................... $ 45,566   $104,966
                                                          ========   ========

- --------
(1) See Note 3 of Notes to Consolidated Financial Statements.
(2) Excludes an aggregate of 1,487,394 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1992 Key Personnel Stock Option Plan and 1992 Stock Option Plan as of June 30, 1996 at a weighted average exercise price of $1.55. Also excludes an aggregate of 2,560,528 shares reserved for issuance after June 30, 1996 under the 1992 Key Personnel Stock Option Plan, the 1992 Stock Option Plan, the 1996 Director Stock Option Plan and the 1996 Employee Stock Purchase Plan. See "Management--Stock Plans," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company at June 30, 1996 was approximately $19,070,000 or $1.42 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock then outstanding (assuming the conversion of all then outstanding Preferred Stock into Common Stock and the net exercise of certain warrants to acquire an aggregate of 3,704,840 shares of Common Stock into 2,045,800 shares of Common Stock and Preferred Stock assuming, for purposes of such net exercises, a fair market value of $13.00 per share of Common Stock). Dilution per share represents the difference between the amount per share paid by investors in the Offerings and the net tangible book value per share after the Offerings. After giving effect to the sale of 5,000,000 shares in the Offerings (at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company), the Company's net tangible book value as of June 30, 1996 would have been $78,470,000 or $4.26 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.84 per share to existing stockholders and an immediate dilution in net tangible book value of $8.74 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $13.00
  Net tangible book value per share as of June 30, 1996........... $1.42
  Increase in net tangible book value per share attributable to new investors..................................................  2.84
                                                                   -----
Net tangible book value per share after offering..................         4.26
                                                                         ------
Dilution per share to new investors...............................       $ 8.74
                                                                         ======

  The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock, including Common Stock issuable upon the net exercise of warrants and the shares into which the outstanding Preferred Stock (including the Preferred Stock issuable upon net exercise of the warrants) will convert, purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares in the Offerings (at an assumed initial public offering price of $13.00 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                               ------------------ --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 13,435,436   72.9% $ 56,758,000   46.6%  $ 4.22
New investors.................  5,000,000   27.1    65,000,000   53.4    13.00
                               ----------  -----  ------------  -----
  Total....................... 18,435,436  100.0% $121,758,000  100.0%
                               ==========  =====  ============  =====

  The foregoing computations assume no exercise of stock options after June 30, 1996 and the net exercise of outstanding warrants to acquire up to an aggregate of 3,704,840 shares of Common Stock and Preferred Stock into 2,045,800 shares of Common Stock, assuming, for purposes of such net exercises, a fair market value of $13.00 per share of Common Stock. The foregoing net exercises are anticipated to occur upon either the effectiveness of the registration statement covering the Offerings, the closing of the Offerings, or the tenth business day following such closing as set forth in the applicable warrant agreement. As of June 30, 1996, there were outstanding options to purchase 1,487,394 shares of Common Stock under the Company's 1992 Key Personnel Stock Option Plan and 1992 Stock Option Plan at a weighted average price of $1.55 per share. After June 30, 1996 (i) an additional 1,800,000 shares of Common Stock were reserved for issuance under the Company's 1992 Key Personnel Stock Option Plan, (ii) 200,000 shares were reserved for issuance under the Company's 1996 Director Stock Option Plan and
(iii) 200,000 shares of Common Stock were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. To the extent that any shares are issued upon exercise of options, warrants or rights that are presently outstanding or granted in the future, or reserved for future issuance under the Company's stock plans, there will be further dilution to new investors. See "Management--Stock Plans," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected consolidated statement of operations and balance sheet data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1995, and for the six-month period ended June 30, 1996 are derived from the Consolidated Financial Statements of MagiNet Corporation and its subsidiaries, which financial statements have been audited by Ernst & Young LLP, independent auditors. The Consolidated Financial Statements as of December 31, 1995 and 1994, and as of June 30, 1996, and for each of the years in the three-year period ended December 31, 1995, and for the six-month period ended June 30, 1996 and the report thereon of Ernst & Young LLP, independent auditors, are included elsewhere in this Prospectus. The selected consolidated statement of operations data set forth below for the six months ended June 30, 1995 were derived from unaudited consolidated financial statements, which are included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period. The selected consolidated financial and other data set forth below is qualified by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus. The Company has never declared or paid cash dividends on its capital stock.

                                                                        SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                     JUNE 30,
                         --------------------------------------------   -------------------
                         1991    1992     1993      1994       1995       1995       1996
                         -----  -------  -------   -------   --------   --------   --------
                             (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Revenue................ $ --   $   --   $   395   $ 2,342   $  8,689   $  3,302   $  7,923
 Direct costs...........   --       --       294     1,156      3,731      1,687      3,854
 Depreciation and
  amortization..........   --         2      171       957      3,682      1,510      3,149
 Operations expenses....   --       --       464     2,876      3,108      1,213      1,016
 Selling, general and
  administrative........   149      514    1,497     4,294      8,420      3,563      4,652
 Research and
  development...........   --       665    1,320       856      1,247        571        937
                         -----  -------  -------   -------   --------   --------   --------
 Operating loss.........  (149)  (1,181)  (3,351)   (7,797)   (11,499)    (5,242)    (5,685)
 Interest income
  (expense), net........   --       (43)     (28)     (253)      (991)         4     (1,382)
                         -----  -------  -------   -------   --------   --------   --------
 Loss before income
  taxes and minority
  interest in net losses
  of consolidated
  subsidiaries..........  (149)  (1,224)  (3,379)   (8,050)   (12,490)    (5,238)    (7,067)
 Provision for income
  taxes.................   --       --       --        --        (554)      (300)      (383)
 Minority interest in
  net losses of
  consolidated
  subsidiaries..........   --       --       --        124        248        153        124
                         -----  -------  -------   -------   --------   --------   --------
 Net loss............... $(149) $(1,224) $(3,379)  $(7,926)  $(12,796)  $ (5,385)  $ (7,326)
                         =====  =======  =======   =======   ========   ========   ========
 Pro forma net loss per
  share(1)..............                                     $  (1.03)             $  (0.59)
                                                             ========              ========
 Shares used in
  computation of pro
  forma net loss per
  share(1)..............                                       12,392                12,407
OTHER DATA:
 EBITDA (In
  thousands)(2)......... $(149) $(1,179) $(3,180)  $(6,840)  $ (7,817)  $ (3,732)  $ (2,536)
 EBITDA margin..........   --       --      (805)%    (292)%      (90)%     (113)%      (32)%
 New rooms installed....   --       --     2,087    10,929     26,106     14,632     10,561
 Total rooms served(3)..   --       --     2,087    13,016     39,122     27,648     49,683
 Rooms in backlog.......   --       --       --     10,941     12,194     10,574     20,868
 Average monthly gross
  video revenue per
  room..................   --       --       --    $ 32.39   $  29.10   $  30.05   $  29.60

                                     DECEMBER 31,                       JUNE 30, 1996
                         ----------------------------------------  ------------------------
                         1991   1992    1993     1994      1995     ACTUAL   AS ADJUSTED(4)
                         ----  ------  ------  --------  --------  --------  --------------
                                                (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments........... $  1  $   77  $  315  $ 10,961  $ 18,823  $ 14,772     $74,172
 Working capital........  (24)   (386) (1,652)    7,751    14,542    13,571      72,971
 Total assets...........    2   1,458   4,711    23,999    46,540    52,185     111,585
 Long-term debt.........  125     349   1,400       --     24,900    25,403      25,403
 Accumulated deficit.... (149) (1,373) (4,752)  (12,678)  (25,474)  (32,800)    (32,800)
 Total stockholders'
  equity (net deficit).. (149)    648   1,208    19,924    14,611    20,163      79,563

- --------
(1) Reflects the assumed conversion of the Company's outstanding Preferred Stock into 10,908,878 shares of Common Stock upon the closing of the Offerings. See Note 1 of Notes to Consolidated Financial Statements for a discussion of the computation of net loss per share.
(2) Indicates earnings (loss) before interest expense, income taxes, depreciation and amortization, minority interest in net losses of consolidated subsidiaries and is not intended to represent an alternative to net income (as determined in accordance with generally accepted accounting principles) as a measure of performance. Management of the Company believes that EBITDA provides an additional perspective on the Company's operating results and its ability to service its long-term debt and fund its operations.
(3) Includes all rooms installed with Company-owned systems.
(4) Adjusted to reflect the net proceeds of the sale of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application thereof.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements relating to future events or the future financial performance of the Company, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Since its inception in 1991, MagiNet has focused on developing its in-room on-demand video entertainment systems, signing contracts with hotels, installing systems and servicing its installed base of rooms. As of June 30, 1996, the Company had 49,683 rooms installed with its systems in 138 hotels and had an installation backlog of 20,868 rooms in 58 hotels. In addition, MagiNet has instituted a focused expansion plan that includes direct entry or acquisition in attractive existing and new markets. The Company's revenue consists primarily of fees paid by guests for viewing MagiNet's on-demand video programming on a pay-per-view basis.

  The Company is actively developing, with its partners, several new in-room video services to be provided through its installed systems. These new interactive entertainment and information services include video games, casino-style gaming, financial news and advertising. In addition, MagiNet is exploring the possibility of providing other services, including in-room shopping, news and Internet access. MagiNet believes that these new services will appeal to a broader group of users than the traditional purchasers of in-room video entertainment and should increase monthly revenue per installed room.

  MagiNet operates according to a financial model similar to the cable television, cellular telephone and paging industries. Following an initial capital expenditure for system installation in hotels, the Company derives reasonably predictable, recurring revenue from system usage for the term of each hotel contract, which is on an exclusive basis typically for five-to-seven years. Since inception, the Company's installation costs have averaged approximately $525 per room, including a video server in each hotel, in-room converter and remote control, upgrade of the hotel's master antenna television network, system installation, shipping, duties and taxes.

  Revenue generated from on-demand movies are dependent upon four factors at each hotel (i) the number of rooms in each hotel, (ii) the occupancy rate at the hotel, (iii) the "buy rate" or percentage of occupied rooms that buy movies and (iv) the price of the movie. Occupancy rates vary by hotel and region based on the hotel's competitive position within its marketplace, on seasonal factors and general economic conditions. Buy rates generally reflect the hotel's guest mix profile, the popularity of the motion pictures available to the Company in each country and the availability of other entertainment alternatives. Buy rates also vary over time with general economic conditions.

  Costs and expenses include (i) direct costs such as royalties and fees paid for programming and licensed technology, hotel commissions, video materials, maintenance expenses and cost of equipment and systems sold, (ii) depreciation and amortization, (iii) operations activities such as purchasing, programming and headquarters technical support, (iv) selling, general and administrative expenses consisting of headquarters and foreign office expenses and (v) research and development of the Company's systems. The Company currently has systems installed in twelve countries, all outside of North America. The Company operates through subsidiary offices in ten countries and through representatives in two countries. In addition, MagiNet sells systems directly to hotel owners and to distributors in certain other countries. Costs and expenses other than direct costs are expected to grow at a slower rate than revenue as the Company spreads its overhead costs over a larger installed base of rooms.

  The Company has incurred net losses since inception as a result of (i) costs associated with establishing its headquarters and foreign subsidiaries infrastructure, (ii) depreciation and amortization associated with its investment in installed systems and acquired technology licenses and (iii) research and development costs associated with the Company's systems. All of the Company's systems are installed outside of North America. To date, MagiNet has not experienced material foreign exchange transaction gains or losses but has $634,000 in accumulated translation losses which are reflected in stockholders' equity as of June 30, 1996. A significant change in exchange rates could give rise to material translation or transaction gains or losses in the future.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of revenue, items from the Company's consolidated statement of operations for the periods indicated.

                                                                SIX MONTHS
                                                                   ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                  ---------------------------   -------------
                                   1993      1994      1995     1995    1996
                                  -------   -------   -------   -----   -----
Revenue..........................     100%      100%      100%    100%   100%
Costs and expenses
 Direct costs....................      74        49        43      51     49
 Depreciation and amortization...      43        41        42      46     40
 Operations expenses.............     118       123        36      37     13
 Selling, general and administra-
  tive...........................     379       183        97     108     59
 Research and development........     334        37        14      17     12
                                  -------   -------   -------   -----   ----
  Total costs and expenses.......     948%      433%      232%    259%   173%
                                  -------   -------   -------   -----   ----
Operating loss...................    (848)     (333)     (132)   (159)   (73)
Interest income (expense), net...      (7)      (11)      (11)    --     (17)
Provision for income taxes.......     --        --         (6)     (9)    (5)
Minority interest in net losses
 of consolidated subsidiaries....     --          5         3       5      2
                                  -------   -------   -------   -----   ----
Net loss.........................    (855)%    (339)%    (146)%  (163)%  (93)%
                                  =======   =======   =======   =====   ====
EBITDA...........................    (805)%    (292)%     (90)%  (113)%  (32)%
                                  =======   =======   =======   =====   ====

SIX MONTHS ENDED JUNE 30, 1995 AND 1996

  The following table sets forth information regarding revenue, average monthly gross video revenue per room, average movie price, average movie buy rate, average hotel occupancy and installed base of rooms for the six months ended June 30, 1995 and 1996.

                                                     SIX MONTHS ENDED JUNE 30,
                                                     --------------------------
                                                       1995(1)       1996(1)
                                                     ------------  ------------
Revenue.............................................   $3,302,000    $7,923,000
Average monthly gross video revenue per room........ $      30.05  $      29.60
Average movie price................................. $      11.17  $      10.85
Average movie buy rate..............................         12.1%         12.2%
Average hotel occupancy.............................           74%           73%
Installed base of rooms.............................       27,648        49,683

- --------
(1) Other than revenue and installed base of rooms, the numbers in this table were derived in part from information that is reported to the Company by hotels installed with the Company's systems. The Company believes that such information is accurate.

 Revenue Analysis

  During the six months ended June 30, 1996, the Company installed its systems in an additional 10,561 hotel rooms, bringing the total number of installed rooms to 49,683. The Company's revenue for the first six months of 1996 increased 140% to $7,923,000 compared to $3,302,000 for the same period in 1995. The increase was principally attributed to the increase in the number of rooms receiving one or more of the Company's services in 1996.

  During the six months ended June 30, 1996, overall average monthly gross video revenue per room has declined approximately one-and-one-half percent compared to that of the same period in 1995, principally as a result of price decreases in certain countries and currency fluctuations affecting average movie prices. Average monthly gross video revenue per room is the product of buy rates, movie price, occupancy and the number of days in the month. Movie buy rates have remained relatively constant principally as a result of installations in new countries and improved buy rates in certain existing countries, offset by lower buy rates in other existing countries.

 Expense Analysis

  The following table sets forth information regarding the Company's costs and expenses for the six months ended June 30, 1995 and 1996.

                                         SIX MONTHS ENDED JUNE 30,
                                   --------------------------------------------
                                          1995                  1996
                                   --------------------- ----------------------
                                                % OF                   % OF
                                    AMOUNT     REVENUE    AMOUNT      REVENUE
                                   ---------- ---------- ----------- ----------
                                   (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Costs and expenses
 Direct costs..................... $    1,687        51% $     3,854        49%
 Depreciation and amortization....      1,510        46        3,149        40
 Operations expenses..............      1,213        37        1,016        13
 Selling, general and
  administrative..................      3,563       108        4,652        59
 Research and development.........        571        17          937        12
                                   ----------   -------  -----------   -------
Total costs and expenses.......... $    8,544       259% $    13,608       173%
                                   ==========   =======  ===========   =======

  Direct costs. Direct costs increased by $2,167,000 for the first six months of 1996 compared to the same period in 1995 but declined marginally as a percentage of revenue, due principally to lower film royalty and licensing fees resulting from greater efficiencies achieved through expanded operations and direct management of film contracts rather than relying on Comsat Corporation. Prior to July 1995, the Company obtained substantially all of its programming through Comsat Corporation. As a percentage of revenue, these reduced royalty and licensing fees have been partially offset by increased maintenance expenses associated with repairing or replacing faulty equipment installed in hotel rooms during the first half of 1996 and transitioning MagiNet's in-room converters and remote controls to higher quality devices. Although the failure rates experienced with this equipment have declined since the second quarter of 1996, there can be no assurance that the Company will not experience similar technical problems or equipment failures in the future, the occurrence of which could have a material adverse effect on the Company's results of operations.

  Depreciation and amortization. Depreciation and amortization consists of depreciation of installed video systems, equipment and office furniture, and amortization of prepaid royalties related to licensed technologies. These expenses increased by $1,639,000 for the first six months of 1996 compared to the same period in 1995 as a result of additional video system installations in hotels. Depreciation and amortization expense represented a smaller percentage of revenue in 1996 as a result of lower cost of installed systems achieved in late 1995 and equipment and system sales in the 1996 period for which there was no depreciation expense. The lower installed costs were principally the result of using lower cost converters manufactured by a new supplier to the Company as well as lower average installation costs. The Company has taken a more direct role in managing hotel installation projects and performing certain installations using its own employees, resulting in lower costs and improved quality. In prior periods, most installations were performed by outside contractors.

  Operations expenses. Operations expenses decreased by $197,000 for the first six months of 1996 compared to the same period in 1995 due to write-downs of certain video system equipment taken in the first six months of 1995, partially offset by increased headquarters personnel expenses in 1996 necessary to provide programming services for expanded operations. Operations expenses, as a percentage of revenue, fell from 37% for the first six months of 1995 to 13% for the same period in 1996 as the Company's investment in headquarters operational support was leveraged over a larger installed base of rooms.

  Selling, general and administrative. Selling, general and administrative expenses increased by $1,089,000 for the first six months of 1996 compared to the same period in 1995 due to significant increases in local country activities to support the Company's larger base of installed rooms. A new office was opened in South Africa in 1996, and the offices in Israel and South Korea, which opened in 1995, were fully staffed in the 1996 period. Overall, employment in the Company's local country activities increased from 51 employees at June 30, 1995 to 107 employees at June 30, 1996. Headquarters marketing expenses increased to support promotion and merchandising initiatives as well as to provide leadership for new product development. Headquarters administrative expenses in 1996 increased as a result of the hiring of new members of senior management and the expansion of the accounting and finance staff. Selling, general and administrative expenses decreased as a percentage of revenue from 108% for the first six months of 1995 to 59% for the same period in 1996. Selling, general and administrative expenses are expected to decline as a percentage of revenue in the future as a result of leveraging the Company's infrastructure over a larger installed base of rooms.

  Research and development. Research and development expenses increased by $366,000 for the first six months of 1996 compared to the same period in 1995 due to increases in engineering personnel, materials and related expenses. Research and development decreased as a percentage of revenue from 17% for the first six months of 1995 to 12% for the same period in 1996. The new engineering personnel are focused on new product development and integration, enhancements to existing systems, including technology and products licensed from others, and quality improvements. All research and development personnel are located at the Company's headquarters.

  Interest income (expense), net. During the first half of 1996, the Company incurred net interest expense of $1,382,000 as a result of the issuance in August 1995 of its Senior Secured Notes due 2000 with an aggregate principal amount of $24.9 million. During the first half of 1995, the Company earned net interest income from short-term investments of excess cash.

  Provision for income taxes. The Company has not incurred U.S. federal or state income taxes. However, most of the Company's foreign subsidiaries and branches are required to withhold local country income taxes relating to payments of royalties and inter-company charges. As a result, a provision for local country income taxes is accrued at the time the royalty or inter-company charge is accrued. Following the utilization of the parent company's net operating loss carryforward, the parent company may offset the withheld local country income taxes against any U.S. federal income taxes payable. However, there can be no assurance that the parent company will be able to fully utilize its loss carryforwards or to offset U.S. federal income taxes payable by the withheld local country income taxes.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

 Revenue Analysis

  The following table sets forth information regarding revenue, average monthly gross video revenue per room, average movie price, average movie buy rate, average hotel occupancy and the installed base of rooms for the years ended December 31, 1994 and 1995. Certain of this information was not available for the year ended December 31, 1993, as the Company's limited number of installed rooms during that year did not provide a meaningful year-to-year comparison.

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                         1994(1)      1995(1)
                                                       -----------  -----------
Revenue............................................... $ 2,342,000  $ 8,689,000
Average monthly gross video revenue per room.......... $     32.39  $     29.10
Average movie price................................... $     11.74  $     10.96
Average movie buy rate................................        12.6%        11.7%
Average hotel occupancy...............................          72%          75%
Installed base of rooms...............................      13,016       39,122

- --------
(1) Other than revenue and installed base of rooms, the numbers in this table were derived in part from information that is reported to the Company by hotels installed with the Company's systems. The Company believes that such information is accurate.

  The Company's revenue for the years ended December 31, 1995, 1994 and 1993 were $8,689,000, $2,342,000, and $395,000 respectively, representing year-to-year increases of 271% between 1994 and 1995 and 493% between 1993 and 1994. The growth of revenue in each of these periods is attributable to increases in the Company's installed base of rooms and rooms installed in the prior period generating revenue for a complete fiscal year. Prior to 1994, the Company had installed its systems only in Guam. Average monthly gross video revenue per room and average movie price declined between 1994 and 1995 principally as a result of a broader mix of hotels and countries served in 1995 compared to the small installed base of rooms in 1994. On an individual country basis, average monthly gross video revenue per room increased between 1994 and 1995 in all countries except Hong Kong and Taiwan, where the limited number of installed rooms in 1994 compared to 1995 do not permit a meaningful comparison. Buy rates in Guam declined from 12.3% in 1994 to 10.5% in 1995 although gross revenue per room increased slightly because occupancy rates increased in Guam. Average movie prices in U.S. dollars increased between 1994 and 1995 in all countries except Australia and Taiwan. Australian prices have since recovered. However, the overall average movie price declined as a result of increased installations in countries with lower average movie prices.

 Expense Analysis

  The following table sets forth information regarding the Company's costs and expenses for the years ended December 31, 1993, 1994 and 1995:

                                            YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------
                                      1993           1994            1995
                                 -------------- --------------- ---------------
                                         % OF            % OF            % OF
                                 AMOUNT REVENUE AMOUNT  REVENUE AMOUNT  REVENUE
                                 ------ ------- ------- ------- ------- -------
                                     (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Costs and expenses
 Direct costs................... $  294    74%  $ 1,156    49%  $ 3,731    43%
 Depreciation and amortization..    171    43       957    41     3,682    42
 Operations expenses............    464   118     2,876   123     3,108    36
 Selling, general and
  administrative................  1,497   379     4,294   183     8,420    97
 Research and development.......  1,320   334       856    37     1,247    14
                                 ------   ---   -------   ---   -------   ---
Total costs and expenses........ $3,746   948%  $10,139   433%  $20,188   232%
                                 ======   ===   =======   ===   =======   ===

  Direct costs. Direct costs increased by $2,575,000 in 1995 compared to 1994 and by $862,000 in 1994 compared to 1993 due to the increase in installed rooms. Direct costs as a percentage of revenue declined from 74% in 1993 to 49% in 1994 and 43% in 1995 principally due to lower programming costs, particularly in the second half of 1995, and greater efficiencies achieved by servicing the increasingly larger installed base of rooms.

  Depreciation and amortization. Depreciation and amortization increased by $2,725,000 in 1995 compared to 1994, due primarily to depreciation of video systems and other property and equipment added in 1995 as well as 1994 installations that were depreciated for a full year in 1995. Such increases were substantially in line with revenue growth achieved by the Company as lower depreciation resulting from lower per-room installation costs were offset by increased depreciation on office furniture and equipment and computer equipment. Between 1993 and 1994, depreciation and amortization increased by $786,000 due primarily to depreciation of video systems and other property and equipment added in 1994 and 1993 installations that were depreciated for a full year in 1994.

  Operations expenses. Operations expenses increased by $232,000 in 1995 compared to 1994, but declined as a percentage of revenue from 123% to 36% year-to-year. The modest increase in spending was attributed to additional personnel in technical services and video programming, offset by a reduction in operations management personnel and lower materials expenses. Between 1993 and 1994, operations expenses increased by $2,412,000 as a result of the creation of an installation support department, increased spending in customer support services and video programming to support the expanded number of rooms installed during 1994. Operations headcount increased from five employees at December 31, 1993, to 13 employees at December 31, 1994, and to 15 employees at December 31, 1995. As a percentage of revenue, operations expenses rose from 118% in 1993 to 123% in 1994. Prior to 1994, installation support was performed by research and development personnel.

  Selling, general and administrative. Selling, general and administrative expenses increased by $4,126,000 in 1995 compared to 1994 due to significant spending increases in foreign offices that resulted from the creation of new offices in Israel and South Korea and continuing selling, general and administrative costs incurred for a full fiscal year by country offices that opened in 1994. Foreign office headcount increased from 31 employees at December 31, 1994 to 81 employees at December 31, 1995. Selling, general and administrative expenses as a percentage of revenue decreased from 183% in 1994 to 97% in 1995, as the Company leveraged its expenses over the larger installed base of rooms.

  Selling, general and administrative expenses increased by $2,797,000 from 1993 to 1994 due to the establishment of new offices in Australia, Hong Kong, Japan, New Zealand, Singapore, Taiwan and Thailand and an increase from seven to 12 employees in the Company's headquarters. Selling, general and administrative expenses as a percentage of revenue decreased from 379% in 1993 to 183% in 1994 as a result of economies of scale associated with an increasing installed base of rooms.

  Research and development. Research and development expenses increased by $391,000 in 1995 compared to 1994 due to increases in employee compensation and materials expenses. From December 1994 to December 1995, one additional employee was added to the department, but 1995 expenses reflect a full year of compensation expense for employees hired in 1994. Significant projects completed during 1995 included development of new versions of the Company's in-room converter and remote control unit and enhancing the system operating software and screens, including enhancements to support additional foreign languages.

  Research and development expenses decreased by $464,000 from 1993 to 1994, while engineering personnel increased from three employees to ten employees over the same period. The decrease in spending is the result of significant expenditures incurred in 1993 in connection with hiring outside contractors and consultants, which enabled the Company to complete the major portions of its development on the first generation of its proprietary room equipment and the conversion of licensed technology to meet local market conditions. In particular, the Company completed new versions of its in-room converter to allow installations in countries not using the video standard employed in the United States.

  Interest income (expense), net. Net interest expense increased by $738,000 in 1995 compared to 1994 and represented primarily interest accrued on $24.9 million of Senior Secured Notes due 2000, which the Company issued in August 1995. Between 1993 and 1994, net interest expense increased by $225,000 representing interest on bridge financing prior to the Company's issuance of Series C Preferred Stock in September 1994.

  Provision for Income Taxes. In 1995, the Company began accruing income tax expense relating principally to foreign withholding of taxes relating to inter-company charges for the provision of headquarters services and programming and system royalties due third parties. No provision for foreign or domestic income taxes was made during either 1994 or 1993.

SEASONALITY

  The Company's quarterly operating results are subject to fluctuation depending upon hotel occupancy and buy rates, and foreign currency exchange rates as well as other factors. Although the Company generally believes that such fluctuations are partially mitigated by operations in both the Northern and Southern Hemispheres as well as by the breadth of its operations across multiple economies, revenue per room has historically been lowest in the third quarter because a significant portion of MagiNet's installations are in tropical climates where occupancies are generally higher in the first and fourth quarters of the year and buy rates are typically lower in the third quarter of each year.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited consolidated financial information for the six quarters ended June 30, 1996, as well as such data expressed as a percentage of the Company's total revenue for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

                                              QUARTER ENDED
                          ----------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995      1995      1995      1996      1996
                          --------  --------  --------- --------  --------  --------
                                              (IN THOUSANDS)
Revenue.................  $ 1,287   $ 2,015    $ 2,353  $ 3,034   $ 3,549   $ 4,374
Costs and expenses
 Direct costs...........      700       987        899    1,145     1,827     2,027
 Depreciation and
  amortization..........      646       864      1,054    1,118     1,388     1,761
 Operations expenses....      665       548        948      947       468       548
 Selling, general and
  administrative........    1,524     2,039      2,084    2,773     2,074     2,578
 Research and
  development...........      314       257        319      357       421       516
                          -------   -------    -------  -------   -------   -------
Total costs and
 expenses...............    3,849     4,695      5,304    6,340     6,178     7,430
                          -------   -------    -------  -------   -------   -------
Operating loss..........   (2,562)   (2,680)    (2,951)  (3,306)   (2,629)   (3,056)
Interest income
 (expense), net.........       77       (73)      (383)    (612)     (667)     (715)
Provision for income
 taxes..................     (148)     (152)      (123)    (131)     (213)     (170)
Minority interest in net
 losses of consolidated
 subsidiaries...........       67        86         51       44        78        46
                          -------   -------    -------  -------   -------   -------
Net loss................  $(2,566)  $(2,819)   $(3,406) $(4,005)  $(3,431)  $(3,895)
                          =======   =======    =======  =======   =======   =======
EBITDA..................  $(1,916)  $(1,816)   $(1,897) $(2,188)  $(1,241)  $(1,295)
                          =======   =======    =======  =======   =======   =======

                                              QUARTER ENDED
                          ------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                            1995     1995     1995      1995     1996     1996
                          -------- -------- --------- -------- -------- --------
Revenue.................     100%     100%      100%     100%     100%     100%
Costs and expenses
 Direct costs...........      55       49        38       38       52       46
 Depreciation and
  amortization..........      50       43        45       37       39       40
 Operations expenses....      52       27        40       31       13       13
 Selling, general and
  administrative........     118      101        89       91       58       59
 Research and
  development...........      24       13        14       12       12       12
                           -----    -----     -----    -----     ----     ----
Total costs and
 expenses...............     299      233       226      209      174      170
                           -----    -----     -----    -----     ----     ----
Operating loss..........    (199)    (133)     (126)    (109)     (74)     (70)
Interest income
 (expense), net.........       6       (4)      (16)     (20)     (19)     (16)
Provision for income
 taxes..................     (12)      (8)       (5)      (4)      (6)      (4)
Minority interest in net
 losses of consolidated
 subsidiaries...........       5        4         2        1        2        1
                           -----    -----     -----    -----     ----     ----
Net loss................   (200)%   (141)%    (145)%   (132)%    (97)%    (89)%
                           =====    =====     =====    =====     ====     ====
EBITDA..................   (149)%    (90)%     (81)%    (72)%    (35)%    (30)%
                           =====    =====     =====    =====     ====     ====

 Revenue Analysis

  The following table sets forth, for each quarter presented, information regarding revenue, average monthly gross video revenue per room, average movie price, average movie buy rate, average hotel occupancy, for each of the quarterly periods presented, and the installed base of rooms at the end of each period presented.

                                             QUARTER ENDED(1)
                          ----------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995      1995      1995      1996      1996
                          --------  --------  --------- --------  --------  --------
Revenue (in thousands)..  $ 1,287   $ 2,015    $ 2,353  $ 3,034   $ 3,549   $ 4,374
Average monthly gross
 video revenue per
 room...................  $ 29.56   $ 30.16    $ 27.03  $ 30.08   $ 30.00   $ 29.24
Average movie price.....  $ 11.16   $ 11.18    $ 10.85  $ 10.83   $ 10.83   $ 10.88
Average movie buy rate..     11.6%     12.3%      11.0%    11.9%     12.0%     12.5%
Average hotel
 occupancy..............       76%       72%        73%      75%       76%       71%
Installed base of
 rooms..................   18,424    27,648     31,091   39,122    42,940    49,683

- --------
(1) Other than revenue and installed base of rooms, the numbers in this table were derived in part from information that is reported to the Company by hotels installed with the Company's systems. The Company believes that such information is accurate.

  During the six quarters ended June 30, 1996, the Company installed an average of 6,111 rooms per quarter, with installations varying principally upon the rate at which new contracts have been signed with hotels. Average monthly gross video revenue per room has remained relatively constant as improvements in certain countries have been offset by declines in others. Increases in buy rates in the first two quarters of 1996, compared to the first two quarters of 1995, have been offset by modest declines in average hotel occupancy and average movie price in these same periods. Generally, occupancies in the tropical climates, which represent the majority of the Company's current installed base of rooms, are lower during the summer quarters and higher in the first and fourth quarters, except during holidays. Buy rates have been a function of the quality of movies available, the quality of installed equipment, alternative entertainment available to guests and other factors.

  The U.S. dollar equivalent of foreign denominated average movie prices declined during the last two quarters of 1995 principally as a result of an increasing proportion of installed rooms in countries with lower average movie prices than historical averages and the strengthening U.S. dollar as foreign currency denominated prices in most countries have remained relatively constant. The Company is instituting a program of multiple price points for movies installed in each hotel in an effort to increase overall prices and revenue in each country.

 Expense Analysis

  Direct costs. Direct costs, as a percentage of revenue, declined quarter over quarter during the first three quarters of 1995, from 55% to 38%, before increasing to 52% in the first quarter of 1996. The decline was principally the result of reductions in programming costs and greater efficiencies achieved by servicing the increasingly larger installed base of rooms. Starting in the fourth quarter of 1995 the Company began to experience significant quality problems resulting in increased maintenance expenses for labor and materials to fix in-room equipment. Direct costs declined to 46% of revenue in the second quarter of 1996 reflecting a decrease in maintenance expense.

  Depreciation and amortization. The Company amortized a larger portion of prepaid royalties during the first quarter of 1995 reflecting minimum annual royalties required to maintain an exclusive technology license. Amortization of prepaid royalties has remained relatively constant as a percentage of revenue during the five quarters ended June 30, 1996. Depreciation expense has trended downwards, as a percentage of revenue over the last six quarters, reflecting marginally lower installed costs of rooms during these periods.

  Operations expenses. Operations expenses, as a percentage of revenue, fluctuated from an average of 37% in 1995 to 13% in the first half of 1996. The quarterly variances, as a percentage of revenue, are primarily attributed to reserves taken against video systems throughout 1995, and to a lesser extent, to other operations expenses spread over increased revenue.

  Selling, general and administrative. Selling, general and administrative expenses, as a percentage of revenue, declined from 118% in the first quarter of 1995 to 89% in the third quarter of 1995. These expenses increased slightly to 91% in the fourth quarter of 1995 before decreasing to 58% and 59% in the first two quarters of 1996. The decreases as a percentage of revenue are primarily attributed to subsidiary and headquarters expenses spread over a larger revenue base. Selling, general and administrative expenses have increased in foreign subsidiaries and at the Company's headquarters but at a lesser rate than revenue increases.

  Research and development. Research and development expenses declined, as a percentage of revenue, from 24% in the first quarter of 1995 to 13% and 14% in the second and third quarters of 1995. The decrease, as a percentage of revenue, between the first and second quarter of 1995 is attributed to a combination of increased revenue and a decrease in research and development spending. Research and development, as a percentage of revenue, has stayed constant at 12% over the three quarters ended June 30, 1996 as increases in research and development expenses were proportional to revenue increases.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations and funded its capital expenditure requirements primarily through private issuances of Preferred Stock, bank lines of credit, debt securities and capital equipment leases. From inception through June 30, 1996, the Company raised an aggregate of $53.2 million from the sale of Preferred Stock, net of related expenses. In August 1995, the Company issued its Senior Secured Notes due 2000 (the "Notes") with an aggregate principal amount of $24.9 million to New York Life Insurance Company, Mutual Life Insurance Company of New York and two other investors. The Notes currently bear interest at an annual rate of 11.5%, subject to certain adjustments. In connection with the issuance of the Notes, the Company also issued to the purchasers of such Notes warrants to acquire up to an aggregate of 1,622,857 shares of Common Stock at an exercise price of $7.00 per share, subject to adjustments of the number of shares and exercise price as set forth in the applicable warrants. The Notes are secured by a pledge of the stock of each of the Company's subsidiaries.

  The continued expansion of the Company's business will require significant capital investments to finance the installation of equipment in hotel rooms. Historically, cash flow generated from the Company's operations has not been sufficient to fund the costs associated with expanding the Company's business. The Company believes that the net proceeds from the Offerings, together with cash flow from operations, will be sufficient to support the Company's focused expansion plans and capital expenditures as well as working capital requirements until at least December 1997. Thereafter, if cash generated from operations is insufficient to satisfy the Company's capital requirements, the Company may be required to raise additional funds. No assurance can be given that additional financing will be available or that, if available, that such financing could be obtained by the Company on terms favorable to the Company and its stockholders. If the Company cannot obtain sufficient funds to support installations of rooms, the Company may have to reduce the rate of room installations. To the extent the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to the Company's stockholders will result.

  The Company used cash from operating activities totaling $6,975,000 for the six months ended June 30, 1996, $7,619,000 in 1995, $6,137,000 in 1994, and
$1,753,000 in 1993. The increased use of cash in 1995 as compared to 1994 and 1993 was primarily attributable to expansion into new geographic markets and the expansion of headquarters and local country offices. The Company used $10,145,000 for the six months ended June 30, 1996, $14,477,000 in 1995,
$8,932,000 in 1994 and $3,091,000 in 1993 to fund capital expenditures, consisting principally of video systems in hotels. For the six months ended June 30, 1996, financing activities provided $13,984,000. Financing activities provided $30,656,000, $25,715,000 and $5,082,000 for 1995, 1994 and 1993,
respectively.

                                   BUSINESS

  The following Business section contains forward-looking statements relating to future events or the future financial performance of the Company, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

THE COMPANY

  MagiNet is the leading supplier of on-demand interactive video entertainment and information services to the hospitality industry outside of North America. The Company installs integrated video systems that allow hotel guests to order pay-per-view movies on-demand. MagiNet has recently expanded these systems into entertainment and information gateways that offer an increasingly varied range of services, such as on-demand billing summaries, express checkout, personalized messaging, guest surveys and room service ordering. To date, the Company's principal on-demand video entertainment services have provided a reasonably predictable stream of recurring revenue during the term of its exclusive five to seven year contract. The Company expects to implement additional revenue enhancing services such as in-room casino-style gaming, advertising, video games, financial news, Internet access and in-room shopping in selected markets beginning in 1997. To date, the Company has focused principally on leading hotels in the Pacific Rim. Recently, the Pacific Rim has been experiencing a higher rate of economic expansion and hotel construction than any other region in the world. The Company currently has operations and installations in Thailand, Australia, Japan, Taiwan, Guam/Saipan, Hong Kong, Singapore, South Korea, South Africa, Israel, New Zealand, and France, and plans to expand its presence in the Pacific Rim, Europe, the Middle East and Africa. MagiNet began installing its systems in 1993 and as of June 30, 1996 served 138 hotels having 49,683 rooms with an additional 20,868 rooms in backlog.

  Beginning in early 1996, the Company added several key members to its management team, including its current Chief Executive Officer and Chief Operating Officer, both having over twenty years of experience in the hospitality industry. This management team further defined the Company's strategy to expand its installed room base by (i) leveraging its strong market position to obtain contracts with other leading hotels, (ii) penetrating existing or new target markets, directly or through acquisition and (iii) offering services to mid-market hotels in target regions. In addition, this management team was influential in establishing strategic relationships with Bloomberg for information and news television programming, with InterGame for in-room casino-style gaming, and with Trinity Group for in-room advertising.

INDUSTRY BACKGROUND

 Pacific Rim Hospitality Industry

  The Pacific Rim has recently been experiencing a higher rate of economic expansion and hotel construction than any other region in the world. As the number of business and leisure travelers visiting the region has grown, most of the leading hotel chains including Accor, Choice International, Conrad, Hilton International, Holiday Inn Worldwide, Hyatt International, Marriott, Regent/Four Seasons, Shangri-La, Sheraton, Southern Pacific Hotel Corporation and Westin have focused their efforts on expanding in the Pacific Rim. The growth in business and leisure travel has contributed to occupancy rates and average daily room rates higher than those in the United States. In addition, there has been a significant expansion of mid-market hotels, which offer less expensive rooms and fewer services than leading hotels. The travel and tourism industry in the Pacific Rim as a whole generated $804 billion of goods and services and employed 134 million people in 1995 and is expected to generate $2.0 trillion of goods and services and employ 239 million people in 2005.

 Video Entertainment and Information Services

  Leading hotels throughout the Pacific Rim have become increasingly focused on providing the same high caliber of guest amenities, including on-demand video entertainment and information services, typically found in leading hotels in the United States. Mid-market hotels also are increasingly providing on-demand video entertainment and information services as guests in these hotels are becoming accustomed to such hotel amenities.

  Video entertainment services first appeared in the U.S. hospitality industry over 20 years ago. Originally, "free-to-guest" video entertainment was provided by broadcasting a limited selection of movies to every room in a hotel on fixed schedules for a fee paid by the hotel. In the 1980s, a new service was developed that offered a limited selection of movies available at scheduled intervals on a pay-per-view basis, transferring the expense of the offerings to hotel guests and generally providing hotel operators with a commission based on revenue from these pay-per-view services. Typically, four to eight movies would be offered, each of which would be shown once every two to four hours.

  The subsequent development of on-demand video technology enabled providers of in-room services to offer scheduling flexibility to guests for movie viewing on a pay-per-view basis. The convenience of on-demand video technology increased average buy rates significantly, increased revenue and related hotel commissions and made on-demand video entertainment the leading segment of the hotel interactive video market. Technological advances have allowed providers of video entertainment and information services to offer other interactive services to hotels and hotel guests including room billing summaries, express checkout, personalized messaging, interactive guest surveys, and room service ordering. New guest pay services such as in-room video games, shopping, advertising, news, Internet access, and casino-style gaming are under development in order to provide new amenities to guests and offer additional revenue sources per installation to the system providers and hotels.

  Today, free-to-guest services and on-demand video entertainment services have become standard amenities offered by most U.S. hotels serving all but the budget hotel market. Leading hotels internationally are now adopting new interactive video technologies. Hotels in the Pacific Rim are installing new on-demand video entertainment and information systems at a rapid rate, and the new international hotels being constructed in this region are expected to install the most current on-demand systems available. Some leading hotels in South Africa and Israel have free-to-guest systems, and a number of these hotels are now converting to the Company's in-room interactive on-demand video systems. The remainder of the rooms in Africa and the Middle East are largely unpenetrated. In Europe, interactive video systems have been installed in only a few leading hotels, and a number of major hotel chains are beginning to convert to interactive video technology.

  The Company targets high-growth markets outside of North America, Central America and South America. The following table illustrates the size and the growth of the Company's target markets:

   REGION                            TOTAL MARKET        HOTELS WITH 100+ ROOMS
   ------                      ------------------------- ----------------------
                               # OF ROOMS 9-YEAR CAGR(1) # OF ROOMS # OF HOTELS
                               ---------- -------------- ---------- -----------
   Pacific Rim................ 1,700,000       7.1%        670,000     2,412
   Middle East and Africa.....   600,000       3.9%        288,000     1,272
   Europe..................... 5,500,000       4.0%      1,108,000     5,637
   The Americas(2)............ 4,500,000       2.9%            N/A       N/A

  --------
  (1) Compound Annual Growth Rate, 1985-1994.
  (2) Includes North America, Central America and South America.

MAGINET'S OPPORTUNITIES

  MagiNet provides in-room interactive video entertainment and information services to leading business and resort hotels located in underpenetrated and underserved international markets. The Company installs integrated video systems that allow hotel guests to order pay-per-view movies on demand. MagiNet has recently expanded these systems into entertainment and information gateways that offer an increasingly varied range of services, such as on-demand billing summaries, express checkout, personalized messaging, guest surveys and room service ordering. The Company expects to implement additional revenue-enhancing services such as in-room casino-style gaming, advertising, video games, financial news, Internet access and in-room shopping in selected markets beginning in 1997. The Company believes that by continuing to partner with leading international hotels in each of its targeted markets and subsequently focusing on mid-market hotels in these markets, it can further exploit its leadership position.

STRATEGY

  The Company's objective is to be the leading provider of in-room video entertainment and information services to hotels in its target markets. Key elements of the Company's strategy to achieve this objective are as follows:

  Expand Installed Base of Rooms. The Company, which already has the largest number of installed on-demand video rooms in the Pacific Rim, believes there is a significant opportunity to expand its installed base of rooms in the underpenetrated Pacific Rim, European and other targeted international markets through the following three-pronged approach:

  . Leverage industry leading position. The Company has entered into anchor contracts with leading hotels in each of its target markets and leverages the success of these installations to encourage installations in competing hotels in those markets. The Company intends to continue to capitalize on its strong market position by aggressively marketing the breadth of its programming, new interactive entertainment and information services and high-level of local customer service to leading business and resort hotels in the Company's targeted international markets.

  . Penetrate target markets directly or through acquisition. The Company has instituted a focused expansion plan that includes direct entry or acquisition in attractive existing and new markets. Historically, the Company has entered target markets in the Pacific Rim, Africa, Europe and the Middle East directly; however, the Company also intends to evaluate potential acquisitions in order to further penetrate its target markets. The Company believes that growth through acquisition will be part of the Company's growth strategy.

  . Offer services to mid-market hotel sector. Mid-market hotels, which have lower room rates and fewer services than do leading hotels, represent an opportunity for the Company to expand its installed base of rooms in its target markets by leveraging the reputation it has established with leading hotels. To date, penetration of on-demand video systems into mid-market hotels has been limited. The Company believes that mid-market hotels represent an attractive additional source of revenue.

  Implement New Interactive Entertainment and Information Revenue Sources. The Company's current system provides a full range of interactive video entertainment and information services including movies, on-demand billing summaries, express check-out services, personalized messaging, guest surveys and room service ordering. Currently, the Company is in the process of enabling hotels to further maximize guest revenue and differentiate hotel services by offering new interactive entertainment and information services, including in-room casino-style gaming, video advertising, video games, financial news, Internet access and in-room shopping. The Company believes that these new services will appeal to a broader group of users than the traditional purchaser of in-room videos and will serve to increase revenue per installed room.

  Increase Revenue Per Room by Effectively Merchandising Available
Services. The Company is promoting the MagiNet brand name and awareness of the Company's product and service offerings. A key element to the

Company's marketing strategy is to work closely with hotels to develop an effective campaign for increasing the use of video-based services. These strategies include in-room advertising and entertainment packages that highlight the Company's services and feature films. The Company also assists hotels in marketing hotel services to their guests through the Company's systems.

  Employ Cost-Effective, Proven Technology. The Company seeks to minimize technology risk and rapidly incorporate technological enhancements by licensing and purchasing cost-effective, leading-edge equipment and software in addition to developing equipment and software in-house. Currently, the Company utilizes the successful on-demand video technologies developed by OCV and Guestserve. The Company has also developed its own proprietary technology which enables its systems to operate with a number of different television standards that exist in its target markets, and to increase functionality and reduce the cost of existing systems. The Company is continuously evaluating new technologies to enable the provision of a wide variety of services at a cost-effective price. For example, the Company is evaluating the use of digital server technology to increase system capacity and allow for the provision of additional interactive services when such technology is proven to be reliable and cost effective.

  Utilize Relationships with Local Partners. To facilitate the marketing, installation and maintenance of the Company's system in certain of its markets, the Company has entered into joint ventures or similar arrangements with local businesses and individuals believed by the Company to be familiar with local customs and practices and to be otherwise advantageous to the Company's business prospects in such markets. The Company has established such joint ventures in Japan, South Korea, Taiwan, and Thailand, and expects to establish further ventures with local partners as and when the need and opportunity arise.

  Establish Strategic Relationships. The Company establishes strategic relationships to facilitate the introduction of new interactive entertainment and information services. The Company has signed a license agreement with InterGame, Ltd. to provide in-room casino-style gaming in certain countries where such services are permitted. The Company has also established a relationship with Trinity Group in Thailand to sell advertising for display on its iLook interactive information directory being introduced on MagiNet's systems in Thailand, the country which represents the Company's largest installed base of rooms. In addition, MagiNet has entered into a letter of intent with Bloomberg L.P. to distribute Bloomberg Information Television, a 24-hour financial news program, to hotels in the Pacific Rim, Europe and Israel.

PRODUCTS AND SERVICES

 Current Products and Services

  To date, MagiNet has focused primarily on providing in-room on-demand video entertainment systems. The Company has recently expanded its systems into entertainment and information gateways that offer an increasingly varied range of services to hotel guests.

  On-Demand Video. The Company's video entertainment and information systems consist of a microprocessor controlling the converter and the television in each room, a handheld remote control, and a central "head-end" video storage unit and system computer located elsewhere in the hotel. The in-room terminal unit may be integrated within, or located behind, the television. These systems allow each hotel guest to use the remote control to choose, at their own convenience, from a large selection of pay-per-view major motion pictures (including new releases), independent motion pictures for adult audiences, as well as free-to-guest broadcast, cable, or satellite programming. Generally, guests can choose from approximately 30 to 60 video titles on-demand, depending on the size of the hotel and the capacity of the installed system.

  Hotel Video Information Services. Pursuant to contracts with each individual hotel, the Company currently offers a variety of interactive information services, including on-demand billing summaries, express check-out services, personalized messaging, interactive guest surveys and room service ordering as well as information screens to enable hotels to promote their facilities. The Company provides these hotel services in selected languages as appropriate for the hotel market. The Company also contracts with third parties to provide information services such as on-line airline schedules and weather reports to certain hotels. These services allow the hotel to increase the productivity of its staff by automating certain hotel services that would otherwise require additional personnel.

 Future Products and Services

  The Company intends to begin implementation of a number of interactive entertainment and information services beginning in 1997 in selected markets. MagiNet believes these services will further differentiate the Company from competitors and enhance revenue per installed room.

  In-room Casino-style Gaming. The Company has an exclusive, worldwide license from InterGame, Ltd. to provide its casino-style gaming for use in the hospitality industry. The hotel guest will be charged through standard credit card verification, and the Company will receive a share of the net guest losses. The initial market for this service will be certain hotels the Company expects to install in the Pacific Rim, and if successful the Company intends to offer this service to hotels in countries where allowed by local law, and will enter into arrangements with local gaming authorities as necessary.

  Advertising. The Company has executed an agreement to provide its "yellow page" style iLook advertising directory to guests in hotels utilizing the Company's system. The Company will initiate this service in Thailand and later identify local partners to assist the Company in soliciting advertisers for the system in other markets. With this service, MagiNet's local partner in Thailand will market the advertising space, and the Company will provide the advertising to the hotel guest on its systems. The Company expects restaurants, travel agencies, airlines, hotels in other destinations, and local stores and general services, which an international traveler may desire, to subscribe for this service. The Company has also developed the Welcome Channel, currently being tested in Australia. The Welcome Channel has been designed to accommodate 30-second commercials as well as Hollywood-studio movie previews, corporate identity advertising and hotel promotions.

  Financial News and Information. MagiNet has entered into a letter of intent with Bloomberg L.P. ("Bloomberg") to distribute Bloomberg Information Television, a 24-hour financial news program, to hotels in the Pacific Rim, Europe and Israel. The hotel providing this service to its guests will pay the Company a monthly per-room charge to receive this service, and MagiNet and Bloomberg will share in the revenue received from the hotels. This service is expected to be provided on a free-to-guest basis.

  Other. The Company has under development or under discussion with potential partners the provision of video games, in-room shopping and Internet access to hotel guests.

ON-DEMAND VIDEO PROGRAMMING

  The Company obtains first-run motion pictures and other programming through distribution agreements with the authorized distributors of the major movie studios in the United States (including Columbia, HBO, MGM, Miramax, Paramount, TriStar, Twentieth Century Fox, United Artists and Universal) and other countries, along with other studios and movie production companies. The Company prepares monthly line-ups for video titles, arranges the ordering and duplication of those titles and changes actual video cassettes for new movies monthly. In recent months, the Company has been successful in acquiring major theatrical films from European sources, enhancing its capability to serve various hotel clientele. The Company obtains French, German, Japanese, Chinese, Thai and Korean language programming from distributors in those countries, and plans to establish similar arrangements with additional local suppliers.

  The distribution agreements relating to first-run motion pictures generally provide for a specified license period and percentage of revenue of each motion picture that are negotiated separately, with the studio receiving a percentage generally ranging from 30% to 45% of the Company's gross revenue from a major motion picture. For recently released motion pictures, the Company typically obtains rights to exhibit the picture in a specific country after the motion picture has been released in theaters in that country, but prior to its release to the video rental market or exhibition on cable television in that country.

  In addition to first-run motion pictures, most of the Company's installations also offer programming independent of the major motion picture studios originating in the United States, Europe and the Pacific Rim including titles considered appropriate for adult audiences only. Access to such titles may be blocked from either the front desk or in-room remote control. The Company typically obtains such programming for a one-time fee, with no ongoing royalty obligation. Such films provide higher operating margins because of the relatively low acquisition cost. Such programming can therefore account for a significant portion of the Company's operating income in certain of its markets.

INSTALLED BASE AND BACKLOG

  MagiNet's installed base consists of rooms installed in hotels that have signed five-to-seven year contracts for the Company to provide hotel guests with its interactive entertainment and information services. The Company's backlog consists of rooms not yet installed with the Company's systems at hotels that have signed such contracts or, in Japan, have signed a memorandum of understanding. The Company does not include in backlog the rooms in individual hotels within hotel chains that have signed master contracts with the Company until the Company executes a contract with an individual hotel in that chain.

  The Company's installed base of rooms and backlog as of June 30, 1996 are set forth below:

                                            ROOMS INSTALLED        BACKLOG
                                           ------------------ ------------------
   COUNTRY                                 ROOMS  # OF HOTELS ROOMS  # OF HOTELS
   -------                                 ------ ----------- ------ -----------
   Australia..............................  6,356      27      2,480       8
   France.................................    377       1         11      --
   Guam/Saipan............................  4,310      14         --      --
   Hong Kong..............................  3,885       7      1,473       3
   Israel.................................  2,507       9      3,227       9
   Japan..................................  6,121      15      2,156       6
   New Zealand............................  1,794       7         --      --
   The Philippines........................     --      --      1,502       3
   Singapore..............................  3,115       6        830       1
   South Africa...........................  2,630       8      3,996      19
   South Korea............................  2,974       6      2,964       5
   Taiwan.................................  4,822      12        150      --
   Thailand............................... 10,792      26      2,079       4
                                           ------     ---     ------     ---
     Total................................ 49,683     138     20,868      58
                                           ======     ===     ======     ===

SALES, DISTRIBUTION AND MARKETING

  The Company currently targets leading hotels generally in excess of 100 rooms in the Pacific Rim, the Middle East, Africa and in Europe. The Company markets its system as requiring no capital investment by the hotel and then pays the hotel a monthly commission based on gross revenue derived from its interactive video entertainment and information services. Except in smaller markets, where the Company utilizes local distributors or representatives, the Company markets its products through controlled subsidiaries located in each market and generally uses its own personnel to supervise installation and provide maintenance services. The Company currently maintains offices and personnel in the metropolitan areas of Auckland, Bangkok, Hong Kong, Johannesburg, Seoul, Singapore, Sydney, Taipei, Tel Aviv and Tokyo. The Company's worldwide headquarters in Sunnyvale, California provides strategic direction, management, finance and accounting, research and development, as well as support for the local offices in programming, marketing, sales, installations and maintenance.

  The Company provides service for its installed systems. Pursuant to a five-to-seven year contract, the Company installs at its own cost its system in the hotel and retains ownership of, and responsibility for, all equipment utilized in providing interactive entertainment and information services. Traditionally, the hotel provides and owns the televisions. The Company undertakes a significant investment when it installs its system in a hotel, sometimes requiring significant changes to be made to a hotel's master antenna television system. The Company's contract with each hotel provides that the Company will be the exclusive provider of interactive entertainment and information services to hotel guests and generally permits the Company to set the price for each pay-per-view event. The hotels collect viewing charges from their guests and retain a commission equal to a percentage of the total pay-per-view revenue. Some contracts also require the Company to upgrade its system to the extent that new technologies and features are introduced during the term of the contract. Based upon contracts entered into as of June 30, 1996, contracts for approximately 6% of the Company's installed rooms expire on or before December 31, 1998, 21% of the Company's installed rooms expire during 1999, and 28% of the Company's installed rooms expire during 2000.

  The Company has signed master contracts with Hyatt International-Asia Pacific Limited and Hyatt Chain Services Limited, Shangri-La and the Southern Pacific Hotel Corporation. These master contracts establish the Company as a preferred vendor of certain of MagiNet's interactive entertainment and information systems and services without guaranteeing any commitments from individual hotels within the chain. The Company must sign agreements with individual hotels within the chain to install its systems in such hotels. The Company also has individual hotel contracts with other hotels within recognized chains with which the Company does not have master contracts such as the Mandarin Oriental, Marriott, Sheraton, Regent/Four Seasons, Hilton International, Inter-Continental, Westin and Okura.

  The Company is currently developing additional marketing strategies and obtaining and analyzing market data to promote the MagiNet brand name and the awareness of the Company's product and service offerings. A key element to the Company's marketing strategy is to work closely with the hotels to develop an effective campaign for increasing the use of video-based services. These strategies include in-room advertising and entertainment packages that highlight the Company's services and feature films. The Company also assists the hotels in marketing hotel services to their guests through the Company's systems.

REGIONAL AND STRATEGIC RELATIONSHIPS

 Local Partners

  The Company's markets reflect a variety of different business cultures and legal environments. To facilitate the marketing, installation and maintenance of the Company's systems in certain of its markets, the Company has entered into joint ventures or similar arrangements with local businesses and individuals believed by the Company to be familiar with local customs and practices and to be otherwise advantageous to the Company's business prospects in such markets. The Company has established such joint ventures in Japan, South Korea, Taiwan and Thailand, and expects to establish further ventures with local partners as and when the need and opportunity arise.

  In Australia, Hong Kong, Israel, New Zealand, Singapore and South Africa, the Company operates through its local country subsidiaries and provides sales, installations, service and maintenance through its own local employees and independent contractors. The Company believes that the existing familiarity its local employees and independent contractors have with the business cultures of these countries will enable the Company to further penetrate these markets successfully without assistance of a joint venture or similar arrangement.

 Distributors and Representatives

  The Company installs and services hotels in Guam and Saipan through one distributor and one representative. In addition, the Company has retained a distributor to install and service the Company's Guestserve-based systems in Malaysia, Singapore, Indonesia and Brunei. The representative installs and services systems owned by the Company, in exchange for a monthly fee and a percentage of revenue. The distributors purchase, install and service the systems and pay the Company a royalty based on rooms installed or revenue.

 Strategic Relationships

  On Command Video. Pursuant to a Technology License Agreement dated April 15, 1992 (the "OCV License"), OCV has granted the Company an exclusive, transferable license in 30 countries outside North America to manufacture, modify, market and sell products incorporating OCV's proprietary technology. Following an initial term of ten years, the OCV License is automatically renewable for an indefinite number of five-year periods. Although the Company is not required to use OCV technology, it is currently incorporated into most of the Company's installed systems. Pursuant to the OCV License, the Company pays OCV certain royalties based on the Company's revenue derived from OCV patented technology. The Company has paid OCV, in advance, a license fee which is credited against its future royalty obligation to OCV under the OCV License. These prepaid royalties are expected to be fully amortized before December 1996, at which time the Company will begin to incur a monthly cash payment in order to fulfill its continuing royalty obligations to OCV.

  Guestserve. Pursuant to a Technology License Agreement dated December 20, 1995 (the "Guestserve License"), Guestserve has granted the Company a transferable license to manufacture, modify, market, and sell products incorporating Guestserve's technology in all countries outside of North America. The Guestserve License is exclusive for the hospitality industry and non-exclusive for apartments serviced by hospitality providers. Following an initial term of ten years, the Guestserve License is automatically renewable for an indefinite number of five-year periods. Guestserve has granted the Company a license to future technological improvements along with the right to purchase hardware on favorable terms and the Company has granted Guestserve a license to all technological improvements to the Guestserve system engineered by the Company. Pursuant to the Guestserve License, the Company pays Guestserve certain royalties, payable in installments upon the Company's acceptance of specified Guestserve technology and on a per-room basis. The royalties are capped and payable over a seven-year period.

  InterGame, Ltd. The Company has entered into an agreement (the "InterGame Agreement"), effective as of July 8, 1996, with InterGame, Ltd. ("InterGame"), a company engaged in designing, implementing and operating electronic video gaming programs for use with interactive PC and other platform-based systems. Pursuant to the InterGame Agreement, InterGame will deliver its network systems and software to MagiNet, develop an interface for the system to operate on MagiNet's interactive video systems, and grant to MagiNet an exclusive worldwide license to provide casino-style gaming in hotels, as permitted by law. The Company will bear the capital costs of the equipment necessary to deliver the gaming services, and net revenue from the operation of the system (after certain payments are made) are to be divided between the Company and InterGame. MagiNet has exclusivity for the hospitality industry with respect to the technology, provided certain installation milestones are achieved. The InterGame Agreement will remain in force until July 8, 2001, and thereafter is automatically renewable for an indefinite number of one-year periods. To the extent the Company engages third parties to assist the Company in installing and operating the casino-style gaming systems, the Company may share with such parties a percentage of the revenue from the system.

  Trinity Group. The Company has entered into an agreement with the Trinity Group ("Trinity"), the Company's partner in Thailand, for Trinity to sell advertising to be displayed to hotel guests using the Company's iLook service. iLook is a service developed by the Company, which will display video advertising directories on MagiNet systems installed in Thailand. MagiNet has agreed to install the technology on the Company's systems in Thailand to allow guests to interactively search the iLook system for businesses and services, and to provide training to the Trinity sales force. MagiNet will retain control over the content of the advertising. MagiNet will receive approximately one-half of the gross iLook revenue. The agreement will remain in force until December 31, 2002, and thereafter automatically renew annually, unless terminated by either party.

  Bloomberg. The Company has entered into a letter of intent dated as of September 6, 1996 with Bloomberg L.P. ("Bloomberg") to distribute Bloomberg Information Television, a 24-hour financial news program, to hotels in the Pacific Rim, Europe and Israel. The Company will sell the service to the hotels for a monthly per-room fee to be divided between the Company and Bloomberg. Pursuant to this agreement, MagiNet is to ensure that the Bloomberg service is to be provided on a free-to-guest basis. MagiNet may, subject to the consent of Bloomberg, offer to install a Bloomberg terminal in a hotel's business center or a concierge floor, subject to certain conditions.

MANUFACTURING

  Although under its technology agreements the Company has the right to manufacture the components and sub-assemblies of its systems, the Company currently subcontracts the manufacture of its systems including head-ends, converters and remote controls. The Company's remote controls for the OCV-based systems are manufactured by one company in Hong Kong, the remote controls for the Guestserve-based systems are manufactured by one company in China and the Company's converters are manufactured by three companies, one in each of Taiwan, Japan and Singapore. The OCV-based head-ends are currently available solely from OCV, and the Guestserve-based head-ends are available solely from Guestserve. OCV is a majority-owned subsidiary of Ascent Entertainment Group, Inc., which has recently acquired the assets of SpectraVision, Inc. ("SpectraVision"), a competitor of the Company in the Pacific Rim. MagiNet believes that similar contract manufacturing can be obtained from other vendors, including those located in the Pacific Rim, although no assurance can be given that such manufacturing resources will continue to be available on reasonable terms, or at all. The Company will pursue such alternative manufacturing arrangements when and if it appears likely that significant cost savings or quality improvements can be achieved. At present, the Company has no plans for alternative sourcing of the system or major system sub-assemblies.

  The Company has experienced delays in receiving converters for installations planned for the Guestserve-based systems, and these delays caused an approximately three to four month delay in installing certain hotels. Delays in receiving products could delay a large number of planned room installations. The Company believes that the delays in receiving converters for the Guestserve systems have been resolved, however, there can be no assurance that the Company will not face such difficulties or delays in the future. An inability of the Company to obtain sole-sourced or other components in a timely manner could significantly delay installations of systems, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any increase in cost to manufacture the system components from existing or alternative sources could have a material adverse effect on the Company's business, financial condition and results of operations.

MAINTENANCE AND SUPPORT

  The Company believes that high quality and consistent systems support and maintenance are essential to competitive success in its industry. As of June 30, 1996, the Company's installation and service organization consists of 41 installation and service personnel in 11 countries. The Company emphasizes the use of Company- employed installation and service personnel but also uses Company-supervised subcontractors in areas where there is not a sufficient concentration of systems to warrant a full-time installation and service representative. Currently, the Company's in-house service organization is responsible for a substantial majority of the Company's installed base of rooms. Installation and service personnel are responsible for systems maintenance and distribution and collection of video cassettes. In addition, the Company's installation employees prepare site surveys to determine the type of equipment to be installed at each particular hotel, install the Company's systems or supervise third-party installers, train the hotel staff and perform quality auditing in each country.

  MagiNet receives on-line data daily through modem connections to its systems, enabling the Company to track the status of all of its installed systems. The on-line diagnostic capability of the Company's systems enable MagiNet to identify and resolve a number of the reported system malfunctions from the Company's service control center without visiting the hotel property. When a service visit is required, the modular design of the Company's systems permits installation and service personnel to replace defective components at the hotel site. The Company generally maintains a fully-trained technical support staff in each country, which is available on a 24 hour-a-day basis. The Company also maintains a toll-free technical support line at its headquarters, used by country service personnel.

COMPETITION

  The Company competes with a number of companies that specialize in providing in-room video services, and such competitors may have greater financial, technical, sales and marketing resources to devote to the development, promotion and sale of their products, and may have longer operating histories, greater name recognition, and greater market acceptance for their products and services compared to those of the Company. The Company could also face competition in the future from existing and emerging cable, direct broadcast satellite and other communications companies providing entertainment and other in-room services to hotels and hotel guests.

  The Company's primary competitors in the on-demand video systems market are SpectraVision, Movielink, and LodgeNet. SpectraVision was one of the earliest entrants into the hotel entertainment market, and has developed its GuestChoice technology which allows for guests to choose movies to watch on demand. Movielink, a privately-held Australian company, represents the Company's primary competition in the Pacific Rim. Movielink, which recently introduced an on-demand system, has a large base of free-to-guest customers in Australia and in Singapore and has a small number of installations in Hong Kong and Thailand. Although LodgeNet markets its systems primarily in the United States, it has recently entered certain of the Company's markets.

  The Company also experiences separate competition in certain specific countries. For example, in Japan certain large international corporations, such as Toshiba Corporation, Pioneer Electronic Corp., Hitachi, Ltd., and Matsushita Electric Industrial Co., Ltd., which supply the Japanese hospitality industry with master antenna television systems, sometimes offer a scheduled broadcast, pay-per-view movie capability. In addition, Gosoh, Ltd. competes in Hong Kong with a scheduled broadcast, pay-per-view system.

  In Europe, the Company faces competition from PRODAC Prozebdatentechnik GmbH, Thorn-EMI Plc, Video Management Services, Inc. and Granada Group Plc, which have installed mainly free-to-guest and scheduled systems. The Company believes that penetration of the European market with on-demand video systems by these or other competitors is fairly low.

  The Company's ability to compete successfully depends on many factors, including the success of competitors' systems and services, the ability to interface directly with hotel property management systems, the ability to provide appropriate programming for an international audience, obtaining leading hotel contracts and name recognition among hotels, the quality of its programming and services, the reliability of its systems, general economic conditions and protection of Company and third-party licensor products by effective utilization of intellectual property laws. In particular, competitive pressures from existing or new competitors who offer lower prices or other incentives or introduce new systems could result in price reductions which would adversely affect the Company's profitability. There can be no assurance that the Company's current or other new competitors will not develop enhancements to, or future generations of, competitive systems and services that offer superior price or performance features, that the Company will be able to compete successfully in the future, or that the Company will not be required to incur substantial additional investment costs in connection with its development, marketing and customer service efforts in order to meet any competitive threat. The Company expects competition in its markets to intensify.

TECHNOLOGY AND PROPRIETARY RIGHTS

  The patents to the basic architecture of the Company's system are held by the Company's licensors in the United States and corresponding patent applications for the OCV technology have been filed in Japan, the United Kingdom and under the European Patent Cooperation Treaty. The Company has engineered, and filed patent applications for, further improvements to the system to increase its cost-efficiency and flexibility. Hardware enhancements to the system include engineering new single-channel modulators, compatibility with television standards in other countries, and a universal television controller/interface to reduce the need for custom interfaces. The Company has also designed eight different television formats, frequency plans and AC voltage requirements for 11 different countries. Software enhancements include foreign language prompts and menus, hotel information services, hotel maintenance programs, as well as simplified systems configuration and management. OCV has incorporated certain of the Company's enhancements in its system installations in the United States.

  MagiNet's success and ability to compete is dependent in part upon its own proprietary technology. The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, software security measures, and nondisclosure agreements to protect its proprietary technology. There can be no assurance, however, that such protection will be adequate to deter misappropriation of or deter unauthorized third parties from copying aspects of, or otherwise obtaining and using, the Company's proprietary technology. Moreover, the Company licenses from OCV and Guest Serve the right to install and operate on-demand video systems incorporating proprietary technology of such companies. If for any reason the Company's rights under such license agreements were to be successfully challenged by these or other companies, the Company's business, financial condition and results of operations would be materially adversely affected. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any agreements with third parties will provide meaningful protection for the Company's proprietary information or the technology licensed from others in the event of any unauthorized use or disclosure of such proprietary information. A substantial amount of the Company's sales are in international markets, and the laws of the other countries may afford the Company little or no effective protection of its intellectual property or the intellectual property of its licensors.

  While MagiNet believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communication from third parties asserting that the Company's products infringe, or may infringe, on the proprietary rights of third parties. The Company's trademark registration of the name "MagiNet" has been initially challenged by the U.S. Patent and Trademark Office based on the use of similar names by other companies in the entertainment industry. However, the Company has used such name since August 1995 and intends to continue to use such name. Any infringement claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, require the Company to develop non-infringing technology or enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company or similar adversarial proceeding and failure or inability of the Company to develop non-infringing technology, license the infringed or similar technology, or require the Company to cease the marketing or use of certain products there could be a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of June 30, 1996, the Company had 164 employees, of which 107 are located in offices in the Company's local markets. The Company believes its relationships with its employees are good.

FACILITIES

  The Company's administrative, sales, marketing and product development headquarters are located in Sunnyvale, California, where the Company leases approximately 28,000 square feet under a lease expiring in March 1997. The Company anticipates that it will be necessary to obtain a larger facility upon the termination of its headquarters lease but believes that suitable additional or substitute facilities will be available in the future as needed on commercially reasonable terms. The Company also leases office space in the metropolitan areas of Auckland, Bangkok, Hong Kong, Johannesburg, Seoul, Singapore, Sydney, Taipei, Tel Aviv and Tokyo.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The following table sets forth certain information concerning the directors, executive officers and certain other key employees of the Company as of August 30, 1996.

         NAME             AGE                                POSITION
         ----             ---                                --------
Kenneth B. Hamlet.......   52 Chairman of the Board, President and Chief Executive Officer
Robert R. Creager.......   51 Founder, Executive Vice President, Corporate Development, and Director
James A. Barth..........   53 Executive Vice President and Chief Financial Officer
Gordon E. (Ned) Druehl,
 Jr. ...................   54 Executive Vice President and Chief Operating Officer
Pang T. Ho, Ph.D........   50 Vice President of Engineering
Stuart J. Ellman(1)(2)..   29 Director
Michael D. Granoff(1)...   38 Director
Michael Ramsay(2).......   44 Director
James D. Robinson
 IV(2)..................   34 Director

- --------
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.

  Kenneth B. Hamlet has served as the Company's President and Chief Executive Officer and as a member of its Board of Directors since January 1996 and as Chairman of the Board since September 1996. Between 1991 and 1995, Mr. Hamlet was Chairman and Chief Executive Officer of Hamlet & Associates, a private investment banking and consulting firm. During such period, Mr. Hamlet provided management consulting services to a number of companies, including serving as Director, Chairman and Chief Executive Officer of Caretenders Healthcorp, a health care company, and Director and Co-Chairman of NTN Communications, Inc., a telecommunications equipment company. From March 1984 to January 1991, Mr. Hamlet served as President and Chief Executive Officer for Holiday Inns, Inc., a wholly-owned subsidiary of Holiday Corporation that owned, operated and franchised 1,750 hotels worldwide. From 1975 to 1984, Mr. Hamlet served in numerous executive capacities within Holiday Inns Inc. Mr. Hamlet holds a B.S. in hotel administration from the Cornell University School of Hotel Administration.

  Robert R. Creager founded the Company and has served as Executive Vice President, Corporate Development, since September 1996 and as a member of the Company's Board of Directors since the Company's inception. From January 1996 to September 1996, Mr. Creager served as Chairman of the Board of Directors. From July 1991 to January 1996, Mr. Creager served as President and Chief Executive Officer of the Company. From 1988 to 1990, Mr. Creager was Vice President, Corporate Development, and General Counsel of Arix Corporation, a UNIX minicomputer manufacturer. Mr. Creager holds a B.A. in Business Administration from Pacific Union College and a J.D. from the University of California, Hastings College of Law.

  James A. Barth has served as the Company's Executive Vice President and Chief Financial Officer since September 1995. From October 1994 to September 1995, Mr. Barth was Vice President of Finance and Chief Financial Officer of the Company. From March 1994 to October 1994, Mr. Barth was Vice President and Chief Financial Officer of ACC Microelectronics Corporation, a semiconductor company. From 1982 to March 1994, he served as Vice President and Chief Financial Officer of Rational Software Corporation, a developer of object-oriented software engineering tools. Mr. Barth is a certified public accountant and holds a B.S. in business administration from University of California at Los Angeles.

  Gordon E. (Ned) Druehl, Jr. has served as the Company's Executive Vice President and Chief Operating Officer since August 1996. From January 1992 to July 1996, he served as Chairman and Chief Executive Officer of Sandusky Cabinets Manufacturing, Inc., a metal cabinet manufacturing company. From 1990 through October 1991, Mr. Druehl founded and operated NKI Hospitality, a hotel management company, and subsequently worked as Vice President of RFS Real Estate, Inc., a diversified property management company, which acquired

NKI Hospitality. From 1975 to 1990, Mr. Druehl held various management positions at Holiday Corporation, including President of the Hotel Services Division and Senior Vice President of U.S. Operations. Mr. Druehl holds a B.S. in hotel administration from the Cornell University School of Hotel Administration.

  Pang T. Ho, Ph.D. has served as the Company's Vice President of Engineering since August 1994. From February 1994 until August 1994, Dr. Ho served as Chairman of Spectrum, Inc., a cable television equipment distributor in Taiwan. From December 1991 until January 1994, Dr. Ho was President of Po-Hsin Entertainment, Inc., a cable television system operator located in Taiwan. From 1985 to 1991, Dr. Ho served as Vice President of Commercial Products for Pacific Monolithics Inc., a wireless communications equipment company. Dr. Ho holds a B.S. in electrical engineering from National Taiwan University, an M.S. in electrical engineering from Princeton University and a Ph.D. in electrical engineering from Rutgers University.

  Stuart J. Ellman has served as a member of the Company's Board of Directors since October 1994. Since August 1994, he has served as a Managing Director of RRE Investors, L.L.C., a venture capital investment firm. From August 1992 to August 1994, he was Vice President of Advisory Capital Partners, an investment firm. From June 1988 to July 1990, Mr. Ellman was an associate at Dillon, Read & Co. Inc., an investment banking firm. Mr. Ellman holds a B.A. from Wesleyan University and an M.B.A. from Harvard University.

  Michael D. Granoff has served as a member of the Company's Board of Directors since October 1994. Since January 1994, Mr. Granoff has served as Chief Executive Officer of Pomona Capital, L.P., a private investment company. From October 1988 to December 1993, Mr. Granoff was President of Golodetz Ventures and a member of the Board of Directors of Golodetz Corporation. From March 1981 to January 1985, Mr. Granoff served on the staff of the U.S. House of Representatives Appropriations Subcommittee on Foreign Operations and was a member of the 1992 Presidential Transition Team. Mr. Granoff holds a B.A. from the University of Pennsylvania and a J.D. from Georgetown University Law Center.

  Michael Ramsay has served as a member of the Company's Board of Directors since September 1993. Since April 1996, he has served as a Senior Vice President of Silicon Desktop Group of Silicon Graphics, Inc., a developer and manufacturer of computer workstations. From August 1994 to March 1996, he served as President of Silicon Studio, Inc., a subsidiary of Silicon Graphics, Inc. From July 1992 to August 1994, he served as Senior Vice President of Silicon Graphics' Visual System Group, from February 1987 to July 1992, he served as Senior Vice President of Silicon Graphics' Entry Systems Division, and from May 1986 to July 1991, he served as Director of Engineering, Vice President, and Senior Vice President of various Silicon Graphics divisions. Mr. Ramsay received his B.S. degree in electrical engineering from the University of Edinburgh in Scotland.

  James D. Robinson IV has served as a member of the Company's Board of Directors since October 1994. Since December 1994, he has served as Managing Director of RRE Investors, L.L.C., a venture capital investment firm. From September 1992 to December 1994, he served as Vice President of Hambrecht & Quist Venture Partners, a venture capital firm. From July 1986 to March 1990, he was an associate at J.P. Morgan & Co. Incorporated, a commercial and investment banking firm. From January 1984 to June 1986, he was President of IV Systems, Inc., a software consulting firm. Mr. Robinson holds a B.A. from Antioch College and an M.B.A. from Harvard University.

DIRECTOR COMPENSATION

  The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any compensation for serving as a Director. The Company's 1996 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. On the effective date of the Offerings, each of the Company's non-employee directors who is neither the beneficial owner nor an affiliate of a beneficial owner of more than 3% of the Company's outstanding Common Stock will automatically be granted an option to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. In addition, upon joining the Board of Directors, each new non-employee director will automatically be granted an option to purchase 25,000 shares of Common Stock. Each non-employee director will subsequently be granted an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders beginning with the 1997 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. The initial options granted to non-employee directors will vest at a rate of 25% on the first anniversary of the date of grant and at a rate of 1/48 of the shares per month thereafter, and subsequent options granted to non-employee directors will become exercisable at a rate of 1/48 of the shares subject to such additional options on the monthly anniversary of the date of grant subject to continued Board service. See "Stock Plans--1996 Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee currently consists of Stuart J. Ellman, Michael Ramsay, and James D. Robinson IV. During 1995, the Compensation Committee consisted of Michael Ramsay, Michael D. Granoff, James
D. Robinson III and James D. Robinson IV. Kenneth B. Hamlet, President, Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

  The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1995 by
(i) the Company's Chief Executive Officer as of the end of fiscal year 1995,
(ii) the Company's next four most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000 and who were serving as an officer of the Company as of the end of such fiscal year, (iii) Kenneth
B. Hamlet, who became the Company's President and Chief Executive Officer in January 1996, and (iv) Gordon E. (Ned) Druehl, Jr., who became the Company's Executive Vice President and Chief Operating Officer in August 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   FISCAL 1995
                                                                   ------------
                                                                    LONG-TERM
                                                                   COMPENSATION
                                                 FISCAL 1995          AWARDS
                                           ------------------------------------
                                           ANNUAL COMPENSATION(1)   SECURITIES
                                           ------------------------ UNDERLYING
       NAME AND PRINCIPAL POSITION           SALARY     BONUS(2)     OPTIONS
       ---------------------------         ----------- ------------------------
Current Executive Officers
Kenneth B. Hamlet (3)..................... $       --  $       --        --
 Chairman of the Board, President and
 Chief Executive Officer
Robert R. Creager (4).....................     175,000         --    349,500
 Founder and Executive Vice President,
 Corporate Development
James A. Barth............................     131,245       7,219   150,000
 Executive Vice President and Chief
 Financial Officer
Gordon E. (Ned) Druehl, Jr. (5)...........         --          --        --
 Executive Vice President and Chief
 Operating Officer
Pang T. Ho, Ph.D..........................     125,683      12,870    81,800
 Vice President of Engineering
Former Executive Officers
Jeffrey A. Bixler (6).....................      96,708     134,875    75,000
 Vice President of Sales and Marketing
Eric S. Hass(7)...........................     147,406         --    169,000
 Executive Vice President and Chief
 Operating Officer

- --------
(1) Other than salary and bonus described herein, the Company did not pay the persons named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus.
(2) Except as otherwise indicated, bonus compensation consists of performance or contractually based cash incentive payments.
(3) Mr. Hamlet succeeded Robert R. Creager as President and Chief Executive Officer of the Company in January 1996. In connection with Mr. Hamlet's employment, the Company agreed to pay him an annual salary of $250,000. In addition, Mr. Hamlet is entitled to receive a cash bonus, and a corresponding stock bonus, based on performance. See "--Employment Agreements and Change in Control Arrangements" and "Certain Transactions." In January 1996, the Company granted Mr. Hamlet an option expiring January 2001 to acquire 654,324 shares of the Company's Common Stock at an exercise price of $2.00 per share, with vesting to occur ratably over 36 months.
(4) Mr. Creager resigned as President and Chief Executive Officer in January 1996. The Company and Mr. Creager are parties to an agreement governing Mr. Creager's employment with the Company under which Mr. Creager's salary is set at $175,000. See "--Employment Agreements and Change in Control Arrangements" and "Certain Transactions."
(5) Mr. Druehl became the Company's Executive Vice President and Chief Operating Officer in August 1996. In connection with Mr. Druehl's employment, the Company agreed to pay him an annual salary of $155,000 and a cash bonus equal to 33% of his salary, based on performance. See "-- Employment Agreements and Change in Control Arrangements" and "Certain Transactions." In August 1996, the Company granted Mr. Druehl an option expiring August 2001 to acquire 150,000 shares of the Company's Common Stock at an exercise price of $5.25 per share, with 25% of the shares vesting in July 1997, and the remaining shares vesting ratably over the succeeding 36 months of service.
(6) Mr. Bixler resigned from the Company effective in December 1995. Bonus for Mr. Bixler includes $39,375 in severance payments, a bonus of $67,500 paid pursuant to an employment agreement with the Company, a $25,000 signing bonus and a $3,000 housing allowance.
(7) Mr. Hass resigned from the Company effective in March 1996.

                       OPTION GRANTS IN FISCAL YEAR 1995

  The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1995. All such options were awarded under the Company's 1992 Key Personnel Stock Option Plan. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 31, 1995.

                                                 INDIVIDUAL GRANTS
                                  -----------------------------------------------  POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                  NUMBER OF   PERCENT OF                          ANNUAL RATES OF STOCK
                                  SECURITIES TOTAL OPTIONS                          PRICE APPRECIATION
                                  UNDERLYING  GRANTED TO    EXERCISE               FOR OPTIONS TERM(1)
                                   OPTIONS   EMPLOYEES IN   PRICE PER  EXPIRATION ----------------------
              NAME                 GRANTED    FISCAL 1995  SHARE(2)(3)  DATE(4)       5%         10%
              ----                ---------- ------------- ----------- ---------- ---------- -----------
Current Executive Officers
Kenneth B. Hamlet(5)............       --         -- %        $ --          --    $      --  $       --
Robert R. Creager...............   349,500       36.7          1.00     1/30/00       96,560     213,373
James A. Barth..................   100,000       10.5          1.00     1/30/00       27,628      61,051
                                    50,000        5.3          2.00     9/18/00       27,628      61,051
Gordon E. (Ned) Druehl, Jr.(6)..       --         --            --          --           --          --
Pang T. Ho, Ph.D................    61,800        6.5          1.00     1/30/00       17,074      37,730
                                    20,000        2.1          2.00     9/18/00       11,051      24,420
Former Executive Officers
Jeffrey A. Bixler(7)............    75,000        7.9          1.00     4/18/00       20,721      45,788
Eric S. Hass(8).................   169,000       17.8          1.00     1/30/00       46,692     103,176

- --------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the five year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.
(3) Exercise price may be paid in cash, by check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(4) Twenty-five percent (25%) of the option shares vest on the first anniversary of the date of grant, and the balance vests at the rate of 1/48 of the total option shares for each month of service thereafter, except for Mr. Robert R. Creager's option, which vests ratably over 36 months.
(5) Mr. Hamlet became President and Chief Executive Officer of the Company in January 1996. In January 1996, the Company granted Mr. Hamlet an option expiring January 2001 to acquire 654,324 shares of the Company's Common Stock at an exercise price per share of $2.00 with vesting to occur ratably over 36 months.
(6) In August 1996, the Company granted Mr. Druehl an option to acquire 150,000 shares of the Company's Common Stock at an exercise price of $5.25 per share, with 25% of the shares vesting in July 1997 and the remaining shares subject to the option vesting ratably over the succeeding 36 months of service.
(7) Mr. Bixler resigned from the Company effective in December 1995. No shares subject to the option had vested as of the date of Mr. Bixler's resignation, and the option terminated.
(8) Mr. Hass resigned from the Company effective in March 1996. In connection with his resignation, Mr. Hass exercised the option with respect to 66,895 shares. The option expired with respect to all unvested shares on the effective date of Mr. Hass' resignation.

                          AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  No Named Executive Officer exercised a stock option during fiscal 1995. The following table sets forth certain information regarding stock options held as of December 31, 1995 by the Named Executive Officers.

                              NUMBER OF SECURITIES
                                   UNDERLYING           VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                DECEMBER 31, 1995       DECEMBER 31, 1995(1)
                            ------------------------- -------------------------
         NAME               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----               ----------- ------------- ----------- -------------
Current Executive Officers
Kenneth B. Hamlet (2)......       --           --     $      --    $      --
Robert R. Creager .........   135,917      213,583     1,631,004    2,562,996
James A. Barth.............    32,292      117,708       384,379    1,365,621
Gordon E. (Ned) Druehl,
 Jr.(3)....................       --           --            --           --
Pang T. Ho, Ph.D. .........    29,583       75,417       353,746      886,254
Former Executive Officers
Jeffrey A. Bixler(4).......       --           --            --           --
Eric S. Hass(5)............    73,000      146,000       876,000    1,752,000

- --------
(1) Based on an initial public offering price of $13.00 per share minus the exercise price of outstanding options.
(2) Mr. Hamlet became President and Chief Executive Officer of the Company in January 1996 and, accordingly, held no outstanding options as of December 31, 1995. In January 1996, the Company granted Mr. Hamlet an option expiring January 2001 to acquire 654,324 shares of the Company's Common Stock at an exercise price per share of $2.00 with vesting to occur ratably over 36 months.
(3) Mr. Druehl became Executive Vice President and Chief Operating Officer in August 1996 and, accordingly, held no outstanding options as of December 31, 1995. In August 1996, the Company granted Mr. Druehl an option expiring August 2001 to acquire 150,000 shares of the Company's Common Stock at an exercise price per share of $5.25 with 25% of the shares vesting in July 1997 and the remaining shares vesting ratably over the succeeding 36 months of service.
(4) Mr. Bixler resigned from the Company effective in December 1995. No shares subject to the option granted to Mr. Bixler had vested as of the date of his resignation, and the option terminated as of such date. Accordingly, Mr. Bixler held no outstanding options as of December 31, 1995.
(5) Mr. Hass resigned from the Company effective in March 1996. In connection with his resignation. Mr. Hass exercised two outstanding options for 19,791 and 66,895 shares, respectively. All remaining shares subject to options held by Mr. Hass were unvested and terminated on the effective date of his resignation.

STOCK PLANS

  1992 Key Personnel Stock Option Plan. The Company's Restated 1992 Key Personnel Stock Option Plan (the "1992 Plan") was originally adopted by the Board of Directors in December 1992 and approved by the Company's stockholders in December 1993. The Board of Directors approved the amendment and restatement of the 1992 Plan in September 1996. A total of 3,800,000 shares of Common Stock, less the number of shares issued under and not returned to the Company's now-terminated 1992 Stock Option Plan, has been reserved for issuance under the 1992 Plan. The 1992 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the grant to employees and consultants of nonstatutory stock options. Unless terminated sooner, the 1992 Plan will terminate automatically in December 2002.

  The 1992 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1992 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously under the 1992 Plan.

  Options granted under the 1992 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1992 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within twelve months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term. The exercise price of all incentive stock options granted under the 1992 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1992 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant, and the term of such incentive stock option may not exceed five years. The term of all other options granted under the 1992 Plan may not exceed ten years.

  The 1992 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted for as described in the preceding sentence, the Committee shall provide for the Optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Committee makes an option exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period. Certain options outstanding under the 1992 Plan contain a provision providing for accelerated vesting of options following an assumption by the successor corporation in the event the optionee's employment is terminated within certain time periods after the consummation of the merger. The Committee may, in its discretion, include such provision in the vesting arrangement for future option grants.

  1992 Stock Option Plan. The Company's now-terminated 1992 Stock Option Plan (the "1992 Stock Option Plan") provided for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees and consultants of nonstatutory stock options. The 1992 Stock Option Plan was approved by the Board of Directors and stockholders in December 1992. A total of 2,000,000 shares of Common Stock were originally reserved for issuance pursuant to the 1992 Stock Option Plan. The Board terminated the 1992 Stock Option Plan in August, 1996, although shares of Common Stock previously issued and sold and any option previously granted under the 1992 Stock Option Plan will not be affected by the termination of this plan. No further grants will be made under the 1992 Stock Option Plan.

  Options granted under the 1992 Stock Option Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1992 Stock Option Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, within six months after such optionee's termination by disability or within twelve months after such optionee's termination by death (but in no event later than the expiration of the option's ten year term). The exercise price of all incentive stock options granted under the 1992 Stock Option Plan was at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1992 Stock Option Plan was at least equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owned stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock at the date of grant, the exercise price of any option granted was at least 110% of the fair market value on the date of grant, and the term of such option did not exceed five years. The term of all other options granted under the 1992 Stock Option Plan did not exceed ten years.

  The 1992 Stock Option Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted for as described in the preceding sentence, the Committee shall notify the optionee that the option shall be exercisable to the extent it has vested for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1996 but will not become effective until the effectiveness of the Registration Statement related to the Offerings. A total of 200,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by consecutive and overlapping twenty-four month offering periods beginning on the first trading day on or after May 1 and November 1 each year, except for the first such offering period which commences on the first trading day on or after the effective date of the Offerings and ends on the last trading day on or before October 31, 1998. Each offering period contains four intervening purchase periods of approximately six months duration, during which payroll deductions of participants are accumulated and, at the end of which, shares of Common Stock are purchased. The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation (excluding commissions, overtime and other bonuses and incentive compensation). The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or the end of the purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The Purchase Plan will terminate in September 2006. The Board of Directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

  1996 Director Stock Option Plan. The Company's 1996 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors in September 1996 but will not become effective until the date of the effectiveness of the Registration Statement relating to the Offerings. Non-employee directors are entitled to participate in the Director Plan. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 200,000 shares of Common Stock have been reserved for issuance under the Director Plan.

  The Director Plan provides for the grant of 25,000 shares of Common Stock (the "First Option"), to each non-employee director on the earlier of (i) the effective date of the Director Plan or (ii) the date on which the person first becomes a non-employee director. The Board of Directors may, in its discretion, grant a First Option covering a different number of shares of Common Stock. No non-employee director will be granted a First Option if either (i) immediately prior to becoming a non-employee director, such person was a director of the Company or (ii) such individual is the direct or indirect beneficial owner or an affiliate of a direct or indirect beneficial owner of 3% or more of the Company's outstanding Common Stock. Each non-employee director, including non-employee directors not entitled to receive a First Option, will also be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") each year on the date of the annual shareholder's meeting of the Company, if on such date he or she shall have served on the Board for at least six months. The First Option shall have a term of 10 years and the shares subject to each such option shall vest as to 25% of the shares of Common Stock subject to the option one year after its date of grant, and as to 1/48th of the shares subject to the option each month thereafter, and each Subsequent Option will become exercisable at a rate of 1/48 of the shares subject to such additional options on the monthly anniversary of the date of grant. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

  In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If an option is assumed or substituted for, it shall continue to vest as provided in the Director Plan. If a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the non-employee director, each option granted to such non-employee director shall become fully vested and exercisable. If the successor does not agree to assume or substitute the option, each option shall also become fully vested and exercisable for a period of thirty days, after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after termination of the director's tenure by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

  401(k) Plan. The Company maintains the MagiNet Corporation 401(k) Savings Plan (the "401(k) Plan") which covers all of the Company's full-time U.S. employees who have completed one month of service. Pursuant to the 401(k) Plan, eligible employees may elect to defer their current compensation by up the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan on their behalf as an elective deferral contribution. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company currently has employment agreements in effect with Kenneth B. Hamlet, the Company's Chairman of the Board, President and Chief Executive Officer, Robert R. Creager, the Company's Executive Vice President, Corporate Development, and Gordon E. (Ned) Druehl, Jr., the Company's Executive Vice President and Chief Operating Officer.

  On September 22, 1995, the Company entered into an at-will employment agreement with Mr. Creager pursuant to which the Company retained his services as the Company's President and Chief Executive Officer until the appointment of Mr. Hamlet to such posts and retained Mr. Creager's services as Chairman of the Company's Board of Directors thereafter. The term of the agreement is until September 22, 1996 and can be voluntarily continued by the Company. Under the agreement, Mr. Creager's salary is set at $175,000 per year. In addition to his salary, Mr. Creager is entitled to participate in the Company's executive bonus program and employee benefit plans. In the event of a change of control transaction, Mr. Creager, whether or not employed by the Company and unless terminated by the Company for cause, shall be entitled to participate in any Company arrangement designed to compensate or incentivize executives in connection with a change of control transaction.

  On November 28, 1995, the Company entered into an at-will employment agreement with Mr. Hamlet pursuant to which the Company retained his services as President and Chief Executive Officer beginning January 15, 1996. The agreement provides for an annual base salary of $250,000, subject to annual review concerning increases. In addition, Mr. Hamlet is eligible to receive an annual bonus based upon certain financial criteria to be agreed upon by Mr. Hamlet and the Board of Directors, including revenue and profitability targets and other organizational milestones. Such bonus shall be payable in part in cash and in part in Common Stock of the Company. The number of shares of Common Stock issuable in connection with Mr. Hamlet's bonus shall, upon the closing of the Offerings, be determined by dividing the cash portion of the bonus by a price per share to be determined by negotiation between the Company and Mr. Hamlet. Such shares shall be fully vested at the time of issuance.

  On June 20, 1996, the Company entered into an at-will employment letter agreement with Mr. Druehl which provides for an annual base salary of $155,000 and an annual cash bonus based on the achievement of individual and Company performance objectives.

  Under the 1992 Plan, in the event of a merger or change-of-control of the Company, the successor corporation may assume outstanding options or substitute equivalent options. If such successor corporation does not assume such options or substitute equivalent options, vesting of outstanding options under the 1992 Plan will automatically accelerate. In addition, currently outstanding options under the 1992 Plan for the Named Executive Officers provide that if such option is assumed or an equivalent option is substituted, vesting of such option will automatically accelerate if such officer's employment with the successor corporation is terminated within twelve months of the merger or change-of-control transaction.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted provisions in its Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  Between October 1992 and May 1996, the Company sold and issued 10,908,878 shares of its Preferred Stock for an aggregate consideration of $56,402,000. The Company sold the Preferred Stock in series as follows: (i) 150,000 shares of Series A Preferred Stock in October 1992 at a price of $2.00 per share;
(ii) 440,068 shares of Series B Preferred Stock in October 1992 at a price of $4.00 per share; (iii) 888,859 shares of Series B Preferred Stock in March 1993 at a price of $4.50 per share and warrants to acquire 174,993 shares of Common Stock at an exercise price of $4.50 per share; (iv) 6,287,093 shares of Series C Preferred Stock in September 1994 at a price of $4.50 per share and warrants to acquire 1,111,111 shares of Series C Preferred Stock at an exercise price of $4.50 per share; (v) an aggregate of 3,142,858 shares of Series D Preferred Stock in December 1995 and May 1996 at a price of $7.00 per share and warrants to acquire up to an aggregate 200,000 shares of Common Stock (subject to adjustment) at an exercise price of $7.00 per share.

  The following table summarizes purchases, valued in excess of $60,000, of shares of Preferred Stock and Common Stock by directors, executive officers, and 5% stockholders of the Company:

                                                      SHARES
                          -----------------------------------------------------------------
                                                COMMON     SERIES C              SERIES D
                          COMMON    SERIES C  WARRANTS(1) WARRANTS(2) SERIES D  WARRANTS(3)
                          ------    --------- ----------- ----------- --------- -----------
RRE Investors,
 L.L.C.(4)..............     --     4,000,000      --      1,111,111        --       --
Equity-Linked Investors
 II.....................     --           --       --            --   1,500,000   95,455
Festival Company, Inc...     --           --       --            --   1,000,001   63,636
Pomona Capital,
 L.P.(5)................     --       669,150   66,667           --         --       --
Kenneth B. Hamlet(6)....  28,000(8)       --       --            --      28,000    1,782
James A. Barth(7).......  12,000(8)       --       --            --      12,000      764

- --------
(1) Represents the maximum number of shares issuable upon exercise of warrants to acquire Common Stock at an exercise price of $0.50 per share issued in connection with a bridge note financing in September 1994.
(2) Represents the maximum number of shares issuable upon exercise of warrants to acquire Series C Preferred Stock (and, upon the effectiveness of the registration statement covering the Offerings, to acquire Common Stock) issued in connection with the Company's Series C Preferred Stock Financing. If not exercised in connection with the Offerings, such warrants will terminate.
(3) Represents the maximum number of shares issuable upon exercise of warrants to acquire Common Stock issued in connection with the Company's Series D Preferred Stock Financing. If not exercised in connection with the Offerings, such warrants will terminate.
(4) Includes shares purchased by Sunset Partners, L.P., Sunset Partners II, L.P., and Sunset Partners III, L.P. (collectively, the "Sunset Partnerships"). RRE Investors, L.L.C. is the general partner of each of the Sunset Partnerships.
(5) Includes shares purchased by Pomona Capital, L.P., SOF Venture Capital, L.P., SP Offshore Venture Capital, L.P. and SP Venture Capital, L.P. Michael D. Granoff, a member of the Company's Board of Directors, is the sole shareholder of Pomona Partners, Inc., the general partner of SOF Venture Capital, L.P., SP Offshore Venture Capital, L.P. and SP Venture Capital, L.P. and the general partner of Pomona Associates, L.P. which serves as the general partner of Pomona Capital, L.P.
(6) Mr. Hamlet is Chairman of the Board, President and Chief Executive Officer of the Company.
(7) Mr. Barth is Executive Vice President and Chief Financial Officer of the Company.
(8) Mr. Hamlet and Mr. Barth purchased the number of shares of Common Stock indicated on May 30, 1996 at a purchase price per share of $2.00.

  On September 29, 1994, the Company entered into a consulting agreement with RRE Investors, L.L.C. ("RRE"), which terminates on September 28, 1997. RRE is the general partner of each of Sunset Partners, L.P., Sunset Partners, L.P. and Sunset Partners III, L.P., which collectively hold greater than 5% of the outstanding Common Stock of the Company. The agreement provides that RRE will provide consulting and advisory services to the Company regarding strategic planning and business and financial matters for a fee of $150,000 for the first year of the agreement and $200,000 for each of the following two years. The agreement also provides that the Company will reimburse RRE for reasonable business expenses incurred by RRE, its employees and its agents in providing such services.

  The Company has entered into employment agreements with certain officers of the Company. See "--Employment Agreements and Change in Control Arrangements."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 31, 1996 and as adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby by
(i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                   NUMBER OF      PERCENTAGE OF TOTAL SHARES(2)
                              SHARES BENEFICIALLY ------------------------------
     NAME AND ADDRESS(1)           OWNED(2)       BEFORE OFFERING AFTER OFFERING
     -------------------      ------------------- --------------- --------------
RRE Investors, L.L.C.(3)....       4,726,495           35.1%          25.6%
122 East 56th Street, 22nd
Floor
New York, NY 10022
Equity-Linked Investors II..       1,522,028           11.3%           8.2%
c/o Desai Capital
Management, Inc.
540 Madison Avenue, 36th
Floor
New York, NY 10022
Festival Company, Inc. .....       1,014,685            7.5%           5.5%
Wisma Barito Pacific, Tower
B
Lt. 11, J1 S. Paman Kav.
62-63 Jakarta 11410
Indonesia
Pomona Capital, L.P.(4).....         733,251            5.4%           4.0%
780 Third Avenue
New York, NY 10017-7076
Kenneth B. Hamlet(5)........         219,992            1.6%           1.2%
Robert R. Creager(6)........         423,000            3.1%           2.3%
James A. Barth(7)...........          85,718             *              *
Gordon E. (Ned) Druehl, Jr.
 ............................             --             --             --
Pang T. Ho, Ph.D.(8) .......          51,459             *              *
Stuart J. Ellman(9).........       4,726,495           35.1%          25.6%
Michael D. Granoff(10)......         733,251            5.4%           4.0%
Michael Ramsay(11)..........           7,292             *              *
James D. Robinson IV(12)....       4,726,495           35.1%          25.6%
Jeffrey A. Bixler(13).......             --              --             --
Eric S. Hass(14)............         132,826            1.0%            *
All current executive
officers and directors as a
group
(9 persons)(15).............       6,247,207           44.8%          33.0%

- --------
  *Less than 1%.
 (1) Unless otherwise indicated, the address for each listed stockholder is c/o MagiNet Corporation, 405 Tasman Drive, Sunnyvale, California 94089. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.
 (2) Applicable percentage ownership is based on 13,459,439 shares of Common Stock outstanding as of August 31, 1996 and 18,459,439 shares immediately following the completion of the Offerings (assuming no exercise of the Underwriters' over-allotment option), together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of August 31, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options or other rights to acquire the Company's capital stock that are presently outstanding or granted in the future or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors.
 (3) Includes 1,808,907 shares held by Sunset Partners, L.P. ("Sunset"), 1,591,412 shares held by Sunset Partners II, L.P. ("Sunset II") and 1,326,176 shares held by Sunset Partners III, L.P. ("Sunset III"). RRE Investors, L.L.C. is the general partner of each of Sunset Partners, L.P., Sunset Partners II, L.P. and Sunset Partners III, L.P.
     (collectively, the "Sunset Partnerships").
 (4) Includes 244,417 shares held by Pomona Capital, L.P. ("Pomona"), 195,534 shares held by SOF Venture Capital, L.P. ("SOF Venture"), 175,980 shares held by SP Offshore Venture Capital, L.P. ("SP Offshore") and 117,320 shares held by SP Venture Capital, L.P. ("SP Venture"). Michael D.
     Granoff, a director of the Company, is the sole shareholder of Pomona Partners, Inc., which serves as the general partner of SOF Venture, SP Offshore and SP Venture, and which also serves as the general partner of Pomona Associates, L.P., the general partner of Pomona.
 (5) Includes 163,581 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996. Mr. Hamlet is the Company's President and
     Chief Executive Officer and Chairman of its Board of Directors.
 (6) Includes 233,000 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996. Mr. Creager is the Company's founder and Executive Vice President of Corporate Development.
 (7) Includes (i) 63,542 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996, (ii) 5,000 shares of Common Stock held by Mr. Barth's wife and (iii) 1,000 shares held by Mr. Barth's son. Mr. Barth is the Company's Executive Vice President and Chief Financial Officer.
 (8) Includes 27,459 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996 and 4,000 shares held byDr. Ho's children. Dr. Ho is the Company's Vice President of Engineering.
 (9) Includes 1,808,907 shares held by Sunset, 1,591,412 shares held by Sunset II and 1,326,176 shares held by Sunset III. Mr. Ellman is a member of the Company's Board of Directors and a member of RRE Investors, L.L.C., a limited liability company that serves as general partner of each of the Sunset Partnerships. Mr. Ellman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(10) Includes 244,417 shares held by Pomona, 195,534 shares held by SOF
     Venture, 175,980 shares held by SP Offshore and 117,320 shares held by SP Venture. Mr. Granoff, a member of the Company's Board of Directors, is the sole shareholder of Pomona Partners, Inc., the general partner of SOF Venture, SP Offshore and SP Venture and the general partner of Pomona Associates, L.P., which serves as the general partner of Pomona. Mr. Granoff disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(11) Includes 7,292 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996. Mr. Ramsay is a member of the Company's Board of Directors.
(12) Includes 1,808,907 shares held by Sunset, 1,591,412 shares held by Sunset II and 1,326,176 shares held by Sunset III. Mr. Robinson is a member of the Company's Board of Directors and a member of RRE Investors, L.L.C., a limited liability company that serves as general partner of each of the Sunset Partnerships. Mr. Robinson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(13) Mr. Bixler resigned from the Company effective in December 1995.
(14) Includes 46,140 shares held by Mr. Hass individually and 86,686 shares held by Mr. Hass and his wife, as trustees of the Hass Community Property Trust. Mr. Hass resigned from the Company effective in March 1996.
(15) Includes 494,874 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of August 31, 1996. Excludes 132,826 shares beneficially held by Eric S. Hass, who resigned as an officer of the Company effective in March 1996.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the completion of the Offerings, the Company will be authorized to issue 45,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Restated Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

  Upon conversion of the Preferred Stock, there will be 13,459,439 shares of Common Stock outstanding held of record by approximately 90 holders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

  Effective upon the closing of the Offerings, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

  The Company's Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the chief executive officer of the Company, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting.

  The foregoing provisions of the Company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

  The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

REGISTRATION RIGHTS

  After the Offerings, the holders of approximately 3,977,000 shares of Common Stock will be entitled upon expiration of lock-up agreements with the Underwriters to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Holders of registration rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file registration statements on Form S-3 at the Company's expense when such form becomes available for use to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no market for the Common Stock and there is no assurance that a significant public market for the Common Stock will develop or be sustained after the Offerings. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon completion of the Offerings, the Company will have outstanding 18,459,439 shares of Common Stock based upon shares outstanding as of August 31, 1996. In addition to the 5,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the effective date of the Registration Statement (the "Effective Date"), there will be 13,459,439 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 5,000 Restricted Shares will be eligible for sale immediately following the Effective Date in reliance on Rule 144(k) of the Securities Act. Beginning 90 days after the Effective Date approximately 31,000 Restricted Shares of Common Stock will become eligible for sale in the public market pursuant to Rule 144 and Rule 701 of the Securities Act. Beginning 180 days after the Effective Date, approximately 9,448,000 additional Restricted Shares of Common Stock subject to lock-up agreements will become eligible for sale in the public market. Of the approximately 9,448,000 Restricted Shares that will become available for sale in the public market beginning 180 days after the Effective Date, approximately 7,411,000 shares will be subject to certain volume and other resale restrictions pursuant to Rule 144.

  On August 31, 1996, options to purchase 1,655,484 shares were outstanding, of which options to purchase approximately 489,483 shares were then exercisable. See "Management--1992 Key Personnel Stock Option Plan." The Company intends to file, a Form S-8 registration statement under the Securities Act to register shares reserved for issuance under this stock option plan and upon exercise of outstanding options. Shares of Common Stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements. Beginning 180 days after the Effective Date, 798,679 shares issuable upon the exercise of vested options will be eligible for sale.

  In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years but less than three years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 185,000 shares immediately after the Offerings) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Under Rule 701, shares issued under certain compensatory stock-based plans, such as the Company's option plan, may be resold under Rule 144 by non-affiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirements, commencing 90 days after the date of the Offerings.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                     FOR NON-U.S. HOLDERS OF COMMON STOCK

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or an estate or trust, in each case not subject to U.S. federal income tax on a net income tax basis in respect of income or gain from Common Stock (a "non-U.S. holder"). This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, and administrative and judicial interpretations as of the date hereof, all of which may be changed. This discussion does not address all the aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, or to certain types of holders subject to special treatment under United States federal income tax laws (such as life insurance companies and dealers in securities). Nor does it address tax consequences under the laws of any state, municipality or other taxing jurisdiction or under the laws of any country other than the United States.

  Prospective holders should consult their own tax advisors about the particular tax consequences to them of holding and disposing of Common Stock.

DIVIDENDS

  Generally, dividends paid to a non-U.S. holder of Common Stock will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States (or alternatively are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. holder to be subject to United States income tax on a net income basis in respect of such dividends). Such "effectively connected" dividends, or dividends attributable to a permanent establishment, are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Effectively connected dividends received by a non-U.S. corporation may be subject to an additional "branch profits tax" at a 30% rate (or a lower rate under an applicable income tax treaty) when such dividends are deemed repatriated from the United States.

  Under current U.S. Treasury regulations, dividends paid to an address outside the United States in a foreign country are presumed to be paid to a resident of such country for purposes of the withholding tax. Under current interpretation of U.S. Treasury regulations, the same presumption applies to determine the applicability of a reduced rate of withholding under a tax treaty. Thus, non-U.S. holders receiving dividends at addresses outside the United States are not currently required to file tax forms to obtain the benefit of an applicable treaty rate. Under U.S. Treasury regulations that are proposed to be effective for distributions after 1997 (the "Proposed Regulations"), to claim the benefits of a tax treaty a non-U.S. holder of Common Stock would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

  If there is excess withholding on a person eligible for a treaty benefit, the person can file for a refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the non-U.S. holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes and, if the Common Stock is regularly traded on an established securities market, the non-U.S. holder held, directly or indirectly, at any time during the 5-year period ending on the date of disposition (or such shorter period that such shares were held) more than 5% of the Common Stock. The Company has not been and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. Dividends not subject to withholding tax may be subject to backup withholding if the non-U.S. holder is not an "exempt recipient" and fails to provide a tax identification number and other information to the Company. Under the Proposed Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied.

  If the proceeds of a disposition of Common Stock are paid over by or through a United States office of a broker, the payment is subject to information reporting and possible backup withholding at a 31% rate unless the disposing holder certifies under penalties of perjury as to his name, address, and non-U.S. holder status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding requirement will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that either
(i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a "controlled foreign corporation" for United States federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a non-U.S. holder or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

FEDERAL ESTATE TAXES

  Common Stock held by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

  Under the terms of, and subject to the conditions contained in, the U.S. Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement (the "Registration Statement") of which this Prospectus forms a part, each of the Underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc. and Hambrecht & Quist LLC are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the number of shares of Common Stock set forth opposite the name of such U.S. Underwriter below:

                                                                      NUMBER OF
    U. S. UNDERWRITERS                                                 SHARES
    ------------------                                                ---------
   Lehman Brothers Inc. .............................................
   Hambrecht & Quist LLC.............................................
                                                                      ---------
     Total........................................................... 4,000,000
                                                                      =========

  Under the terms of, and subject to the conditions contained in, the International Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each of the managers named below (the "International Managers"), for whom Lehman
Brothers International (Europe) and Hambrecht & Quist LLC are acting as lead managers (the "Lead Managers"), has severally agreed to purchase from the Company, and the Company has agreed to sell to each International Manager, the number of shares of Common Stock set forth opposite the name of such International Manager below:

                                                                      NUMBER OF
   INTERNATIONAL MANAGERS                                              SHARES
   ----------------------                                             ---------
   Lehman Brothers International (Europe)............................
   Hambrecht & Quist LLC.............................................


                                                                      ---------
     Total........................................................... 1,000,000
                                                                      =========

  The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers to purchase shares of Common Stock are subject to certain conditions, and that, if any of the foregoing shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreement must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and the closing of the International Offering is a condition to the closing of the U.S. Offering.

  The Company has been advised that the U.S. Underwriters and the International Managers propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such public offering price
less a selling concession not in excess of $    per share. The selected
dealers may reallows a concession not in excess of $   per share to certain
brokers and dealers. After the initial public offering, the public offering price, the concession to selected dealers and reallowance may be changed by the Representative and the Lead Managers.

  Prior to the Offerings, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop for shares of the Common Stock or as to the price at which shares of the Common Stock may trade in the public market from time to time subsequent to the Offerings. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Representatives and the Lead Managers. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the financial and operating history and condition of the Company, the Company's business and financial prospects, the prospects for the industry in which the Company operates, the recent market prices of securities of companies in businesses similar to that of the Company and other relevant factors.

  The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an aggregate of 600,000 and 150,000 additional shares of Common Stock, respectively, exercisable solely to cover over-allotments, at the initial price to the public less the aggregate underwriting discounts, shown on the cover page of this Prospectus. Either or both options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters or International Managers exercise such options, each of the U.S. Underwriters or International Managers, as the case may be, will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment.

  The U.S. Underwriters and the International Managers have entered into an Agreement between U.S. Underwriters and International Managers pursuant to which such U.S. Underwriter has agreed that as part of the distribution of the shares (plus any of the shares to cover over-allotments) of Common Stock offered in the U.S. Offering, (i) it is not purchasing any of such shares for the account of anyone other than a U.S. Person (as defined below) and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares of distribute any Prospectus relating to the U.S. Offering to anyone other than a U.S. Person. In addition, pursuant to the same Agreement, each International Manager has agreed that, as part of the distribution of the shares (plus any of the shares to cover over-allotments) of Common Stock offered in the International Offering, (i) it is not purchasing any of such shares for the account of a U.S. Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any Prospectus relating to the International Offering to any U.S. Person. Each International Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between U.S. Underwriters and International Managers, including (i) certain purchases and sales between the U.S. Underwriters and International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investing discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. Person" means any resident or citizen of the United States or Canada and its provinces, any corporation or other entity created or organized in or under the laws of the United States or Canada and its provinces or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income. The term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price as then in effect for Common Stock being sold by the U.S. Underwriters and the International Managers, less an amount not greater than the selling concession allocable to such Common Stock. To the extent there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between U.S. Underwriters and International Managers, the number of shares initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount appearing on the cover page of this Prospectus.

  Each International Manager has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any shares of the Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any document received by it in connection with the issue of the Common Stock if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise be lawfully issued or passed on.

  Purchasers of the shares offered pursuant to the Offerings may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country to purchase in addition to the initial public offering price set forth on the cover page hereof.

  The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act or to contribute to payments that U.S. Underwriters and the International Managers may be required to make in respect thereof.

  In connection with the Offerings, the officers and directors of the Company, certain other securityholders and the Company have agreed, with certain exceptions, not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus, in each case, without first obtaining the written consent of Lehman Brothers.

  The Representatives have informed the Company that the U.S. Underwriters do not intend to confirm sales of Common Stock to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this Prospectus, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which members of such firm are partners beneficially own 17,457 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of MagiNet Corporation at December 31, 1994 and 1995 and June 30, 1996, and for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                              MAGINET CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statement of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
MagiNet Corporation

  We have audited the accompanying consolidated balance sheets of MagiNet Corporation as of December 31, 1994 and 1995 and June 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MagiNet Corporation at December 31, 1994 and 1995 and June 30, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
August 21, 1996

                              MAGINET CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  DECEMBER 31,
                                ------------------
                                                              UNAUDITED PRO
                                                                  FORMA
                                                              STOCKHOLDERS'
                                                                 EQUITY
                                                    JUNE 30,    JUNE 30,
                                  1994      1995      1996        1996
                                --------  --------  --------  -------------
ASSETS
Current assets:
 Cash and cash equivalents..... $ 10,532  $ 18,672  $ 14,772
 Short-term investments........      429       151       --
 Accounts receivable...........      347     1,191     2,152
 Other current assets..........      351       624     1,930
                                --------  --------  --------
Total current assets...........   11,659    20,638    18,854
Video systems, net.............   10,704    20,961    27,854
Property and equipment, net....      638     1,376     1,659
Prepaid royalties..............      876     1,095     1,466
Other assets...................      122     2,470     2,352
                                --------  --------  --------
Total assets................... $ 23,999  $ 46,540  $ 52,185
                                ========  ========  ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Short-term debt............... $    374  $     97  $    180
 Accounts payable..............    2,327     1,738     1,544
 Accrued compensation..........       54       340       510
 Accrued interest..............       16     1,016     1,070
 Other accrued liabilities.....    1,137     2,905     1,979
                                --------  --------  --------
Total current liabilities......    3,908     6,096     5,283
Deferred tax liability.........      --        544       915
Long-term debt.................      --     24,900    25,403
Minority interests in
 consolidated subsidiaries.....      167       389       421
Commitments....................
Stockholders' equity:
 Preferred stock, no par value;
  12,122 shares authorized,
  issuable in series: 7,766
  shares 9,005 shares and
  10,909 shares issued and
  outstanding at December 31,
  1994 and 1995, and June 30,
  1996, respectively, all of
  which are convertible;
  aggregate liquidation
  preference of $56,572 at June
  30, 1996 (pro forma; $.001
  par value, 5,000 shares
  authorized, none
  outstanding).................   32,593    40,231    53,241    $    --
 Common stock, no par value;
  20,000 shares authorized; 276
  shares, 307 shares and 481
  shares issued and outstanding
  at December 31, 1994 and
  1995, and June 30, 1996,
  respectively (pro forma;
  $.001 par value, 45,000
  shares authorized, 11,390
  shares issued and outstanding
  at June 30, 1996)............        9        23       255          11
 Additional paid-in capital....      --        --        --       53,485
 Warrants to purchase common
  stock........................      --        101       101         101
 Accumulated deficit...........  (12,678)  (25,474)  (32,800)    (32,800)
 Cumulative translation
  adjustment...................      --       (270)     (634)       (634)
                                --------  --------  --------    --------
 Total stockholders' equity....   19,924    14,611    20,163    $ 20,163
                                --------  --------  --------    ========
Total liabilities and
 stockholders' equity.......... $ 23,999  $ 46,540  $ 52,185
                                ========  ========  ========

                            See accompanying notes.

                              MAGINET CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                --------------------------  -------------------
                                 1993     1994      1995       1995      1996
                                -------  -------  --------  ----------- -------
                                                            (UNAUDITED)
Revenue.......................  $   395  $ 2,342  $  8,689    $ 3,302   $ 7,923
Costs and expenses:
  Direct costs................      294    1,156     3,731      1,687     3,854
  Depreciation and
   amortization...............      171      957     3,682      1,510     3,149
  Operations expenses.........      464    2,876     3,108      1,213     1,016
  Selling, general and
   administrative.............    1,497    4,294     8,420      3,563     4,652
  Research and development....    1,320      856     1,247        571       937
                                -------  -------  --------    -------   -------
Total costs and expenses......    3,746   10,139    20,188      8,544    13,608
                                -------  -------  --------    -------   -------
Operating loss................   (3,351)  (7,797)  (11,499)    (5,242)   (5,685)
Interest expense..............      (49)    (319)   (1,297)       (42)   (1,855)
Interest income and other,
 net..........................       21       66       306         46       473
                                -------  -------  --------    -------   -------
Loss before income taxes and
 minority interest in net
 losses of consolidated
 subsidiaries.................   (3,379)  (8,050)  (12,490)    (5,238)   (7,067)
Provision for income taxes....      --       --       (554)      (300)     (383)
Minority interest in net
 losses of consolidated
 subsidiaries.................      --       124       248        153       124
                                -------  -------  --------    -------   -------
Net loss......................  $(3,379) $(7,926) $(12,796)   $(5,385)  $(7,326)
                                =======  =======  ========    =======   =======
Pro forma net loss per share..                    $  (1.03)             $ (0.59)
Shares used in computation of
 pro forma
 net loss per share...........                      12,392               12,407


                            See accompanying notes.

                              MAGINET CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          PREFERRED STOCK  COMMON STOCK                       CUMULATIVE      TOTAL
                          ---------------- -------------          ACCUMULATED TRANSLATION STOCKHOLDERS'
                          SHARES   AMOUNT  SHARES AMOUNT WARRANTS   DEFICIT   ADJUSTMENT     EQUITY
                          ------- -------- ------ ------ -------- ----------- ----------- -------------
BALANCES AT DECEMBER 31,
 1992...................      590 $  2,018  285    $  3   $ --     $ (1,373)     $ --        $   648
 Issuance of Series B
  Convertible Preferred
  Stock (net of issuance
  costs of $61).........      889    3,939  --      --      --          --         --          3,939
 Repurchase of Common
  Stock.................      --       --   (21)    --      --          --         --            --
 Net loss...............      --       --   --      --      --       (3,379)       --         (3,379)
                          ------- --------  ---    ----   -----    --------      -----       -------
BALANCES AT DECEMBER 31,
 1993...................    1,479    5,957  264       3     --       (4,752)       --          1,208
 Exercise of stock
  options...............      --       --    12       6     --          --         --              6
 Issuance of Series C
  Convertible Preferred
  Stock (net of issuance
  costs of $1,656)......    6,287   26,636  --      --      --          --         --         26,636
 Net loss...............      --       --   --      --      --       (7,926)       --         (7,926)
                          ------- --------  ---    ----   -----    --------      -----       -------
BALANCES AT DECEMBER 31,
 1994...................    7,766   32,593  276       9     --      (12,678)       --         19,924
 Exercise of stock
  options...............      --       --    31      14     --          --         --             14
 Warrants to purchase
  Common Stock issued in
  conjunction with
  senior debt
  financing.............      --       --   --      --      101         --         --            101
 Issuance of Series D
  Convertible Preferred
  Stock (net of issuance
  costs of $1,038)......    1,239    7,638  --      --      --          --         --          7,638
 Translation
  adjustment............      --       --   --      --      --          --        (270)         (270)
 Net loss...............      --       --   --      --      --      (12,796)       --        (12,796)
                          ------- --------  ---    ----   -----    --------      -----       -------
BALANCES AT DECEMBER 31,
 1995...................    9,005   40,231  307      23     101     (25,474)      (270)       14,611
 Exercise of stock
  options...............      --       --   109     102     --          --         --            102
 Issuance of Common
  Stock.................      --       --    65     130     --          --         --            130
 Issuance of Series D
  Convertible Preferred
  Stock (net of issuance
  costs of $314)........    1,904   13,010  --      --      --          --         --         13,010
 Translation
  adjustment............      --       --   --      --      --          --        (364)         (364)
 Net loss...............      --       --   --      --      --       (7,326)       --         (7,326)
                          ------- --------  ---    ----   -----    --------      -----       -------
BALANCES AT JUNE 30,
 1996...................   10,909 $ 53,241  481    $255   $ 101    $(32,800)     $(634)      $20,163
                          ======= ========  ===    ====   =====    ========      =====       =======



                            See accompanying notes.

                              MAGINET CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,          JUNE 30,
                               ---------------------------  -------------------
                                1993     1994      1995        1995      1996
                               -------  -------  ---------  ----------- -------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................  $(3,379) $(7,926) $ (12,796)   $(5,385)  $(7,326)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
 Depreciation................      153      851      3,212      1,282     2,605
 Amortization of prepaid
  royalties..................       18      106        479        228       544
 Amortization of Senior
  Secured Note financing
  costs......................      --       --         145        --        238
 Interest on convertible
  subordinated debt..........      --       192        --         --        --
 Minority interests..........      --      (124)      (248)      (153)     (124)
 Changes in operating assets
  and liabilities:
 Accounts receivable.........      (46)    (301)      (844)      (507)     (961)
 Other current assets........      (90)    (261)      (273)      (735)   (1,306)
 Other assets................       43     (105)      (303)      (270)     (120)
 Accounts payable and other
  accrued liabilities........    1,548    1,431      3,009      1,136      (525)
                               -------  -------  ---------    -------   -------
 Total adjustments...........    1,626    1,789      5,177        981       351
                               -------  -------  ---------    -------   -------
 Net cash used in operating
  activities.................   (1,753)  (6,137)    (7,619)    (4,404)   (6,975)
                               -------  -------  ---------    -------   -------
INVESTING ACTIVITIES
Redemption (purchase) of
 available-for-sale
 securities..................      --      (429)       278        429       151
Investment in video systems..   (2,590)  (8,670)   (13,262)    (8,353)   (9,590)
Investment in property and
 equipment...................     (501)    (262)    (1,215)      (246)     (555)
Nonrefundable prepaid
 royalty.....................      --       --        (698)       --       (915)
                               -------  -------  ---------    -------   -------
Net cash used in investing
 activities..................   (3,091)  (9,361)   (14,897)    (8,170)  (10,909)
                               -------  -------  ---------    -------   -------
FINANCING ACTIVITIES
Proceeds from debt...........      --       374      6,000      5,000       586
Payment on debt..............     (257)     --      (6,277)      (256)      --
Proceeds (payment) of note
 payable to stockholders.....    1,400   (1,400)       --         --        --
Proceeds from Senior Secured
 Notes, net of issuance
 costs.......................      --       --      22,811        --        --
Proceeds from Convertible
 Subordinated Debt...........      --     9,000        --         --        --
Issuance of Preferred Stock,
 net of issuance costs.......    3,939   17,444      7,638        --     13,010
Issuance of Common Stock.....      --         6         14          7       232
Proceeds from minority
 investors...................      --       291        470        470       156
                               -------  -------  ---------    -------   -------
Net cash provided by
 financing activities........    5,082   25,715     30,656      5,221    13,984
                               -------  -------  ---------    -------   -------
Net increase (decrease) in
 cash and cash equivalents...      238   10,217      8,140     (7,353)   (3,900)
Cash and cash equivalents at
 beginning of period.........       77      315     10,532     10,532    18,672
                               -------  -------  ---------    -------   -------
Cash and cash equivalents at
 end of period...............  $   315  $10,532  $  18,672    $ 3,179   $14,772
                               =======  =======  =========    =======   =======
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Issuance of Series C
 Preferred Stock for
 cancellation of convertible
 subordinated debt plus
 accrued interest............  $   --   $ 9,192  $     --     $   --    $   --
                               =======  =======  =========    =======   =======
Warrants issued in connection
 with Senior Secured Notes...  $   --   $   --   $     101    $   --    $   --
                               =======  =======  =========    =======   =======
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION
Interest paid................  $    18  $   319  $     187    $    45   $ 1,592
                               =======  =======  =========    =======   =======

                            See accompanying notes.

                              MAGINET CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND NATURE OF OPERATIONS

  In August 1995, MagiNet Corporation (the Company) was created as a holding company for all of its operating subsidiaries. The Company provides advanced in-room interactive video entertainment and information systems to hotels in the Pacific Rim, Middle East, Europe, and Africa.

 BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of MagiNet Corporation and its subsidiaries primarily located in the Pacific Rim. All significant intercompany balances and transactions have been eliminated.

  The accompanying financial statements have been prepared assuming that the Company will remain in compliance with its senior note covenants by achieving its operating plan for the remainder of 1996 and 1997. If the Company were not able to achieve its operating plan, the Company may need to either raise additional equity capital, reduce expenses or both in order to remain in compliance with the senior note covenants. Management believes the Company will be able to remain in compliance with the senior note covenants, obtain waivers thereof or establish alternative debt financing through 1997.

 INTERIM FINANCIAL DATA

  The interim financial data for the six months ended June 30, 1995 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period ended June 30, 1995. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

NET LOSS PER SHARE

  Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible Preferred Stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common share equivalent shares issued during the period beginning 12 months prior to the proposed initial filing of the Company's Registration Statement at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible Preferred Stock).

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

  Historical net loss per share information is as follows:

                                                           SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,        JUNE 30,
                                -------------------------  ------------------
                                 1993     1994     1995      1995      1996
                                -------  -------  -------  --------  --------
   Net loss per share..........  $(0.73)  $(1.72)  $(2.77)   $(1.17)   $(1.58)
   Shares used in computing
    historical net loss per
    share (in thousands).......   4,598    4,606    4,626     4,617     4,641

  Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that will automatically convert upon completion of the Company's initial public offering (using the if-converted method). Such shares are included from the original date of issuance.

 REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

  The Company installs and operates its video systems at no cost to the hotels, and issues invoices to the hotels and recognizes revenue, less an allowance for denials, each month based on reported viewings of hotel guests. The Company also sells its video systems to hotels in markets where it does not expect to maintain operations. The Company performs ongoing credit evaluations of its installed hotels and does not generally require collateral. Reserves are maintained for potential credit losses and such losses have been within management's expectations.

 FOREIGN CURRENCY TRANSLATION

  The Company's foreign subsidiaries use as their functional currency the local currencies of the countries in which they operate. Their assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the period. The resulting cumulative translation adjustments are disclosed as a separate component of stockholders' equity. Foreign currency transaction gains and losses were not material in any of the comparison periods.

 IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  The Company adopted in 1996, FASB Statement No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of FAS 121 did not have a material impact on the Company.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company invests its surplus cash principally in money market funds and certificates of deposit. Those investments maturing within 90 days after purchase are classified as cash equivalents. Those maturing after 90 days are classified as short-term investments. Short-term investments are stated at cost which approximates market. All marketable securities held by the Company are classified as available-for-sale. The Company has not realized any material gains or losses on such investments during the six months ended June 30, 1995 and 1996, and during the years ended December 31, 1993, 1994 and 1995.

  The Company's marketable investments consist of the following:

                                                         DECEMBER 31,
                                                        --------------- JUNE 30,
                                                         1994    1995     1996
                                                        ------- ------- --------
                                                             (IN THOUSANDS)
   Cash................................................ $   908 $ 2,623 $ 2,299
   Money market........................................   3,496  12,768   9,778
   Certificates of deposit.............................     599   3,432   2,695
   U.S. treasury obligation............................   3,000     --      --
   U.S. commercial paper...............................   2,958     --      --
                                                        ------- ------- -------
   Total............................................... $10,961 $18,823 $14,772
                                                        ======= ======= =======
   Disclosed as:
     Cash and cash equivalents......................... $10,532 $18,672 $14,772
     Short-term investments............................     429     151     --
                                                        ------- ------- -------
     Total............................................. $10,961 $18,823 $14,772
                                                        ======= ======= =======

  During the six months ended June 30, 1995 and 1996, there were no gross cash flows from the purchases of available-for-sale securities. During the six months ended June 30, 1995 and 1996 gross cash flows from the maturities of available-for-sale securities were $429,000 and $151,000, respectively.

  Gross cash flows from the purchases of available-for-sale securities were none, $429,000 and $151,000 for the years ended December 31, 1993, 1994 and 1995. Gross cash flows from the maturities of available-for-sale securities were none for the years ended December 31, 1993 and 1994, and $429,000 for the year ended December 31, 1995.

  At June 30, 1996, the Company held approximately $312,000 of restricted cash as collateral against an equipment lease line of credit and $500,000 of certificates of deposit restricted as collateral for letters of credit which expire on August 31, 1996.

DEFERRED DEBT FINANCING COSTS

  Debt financing costs are deferred and amortized over the term of the related debt. The Company's deferred financing costs are included within other assets and consist of the following:

                                                           DECEMBER 31, JUNE 30,
                                                               1995       1996
                                                           ------------ --------
                                                              (IN THOUSANDS)
   Deferred financing costs incurred in connection with
    the August 1995 issuance of Senior Secured Notes, net
    of amortization of $145 at December 31, 1995 and $383
    at June 30, 1996.....................................     $2,045     $1,807
                                                              ======     ======

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

VIDEO SYSTEMS

  Video systems are stated at cost, net of accumulated depreciation, and consist of the following:

                                                     DECEMBER 31,
                                                    ----------------  JUNE 30,
                                                     1994     1995      1996
                                                    -------  -------  --------
                                                         (IN THOUSANDS)
   Installed video systems......................... $ 7,592  $20,845  $25,932
   Uninstalled video systems and installations-in-
    progress.......................................   3,935    3,674    7,812
                                                    -------  -------  -------
                                                     11,527   24,519   33,744
   Less accumulated depreciation...................    (823)  (3,558)  (5,890)
                                                    -------  -------  -------
                                                    $10,704  $20,961  $27,854
                                                    =======  =======  =======

  Installed video systems consist of equipment and installation costs at hotel locations and are depreciated using the straight-line method over the lesser of the life of the contract or five years. Uninstalled video systems and installations-in-progress consist primarily of purchased components.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost, less accumulated depreciation and consist of the following:

                                                        DECEMBER 31,
                                                        --------------  JUNE 30,
                                                        1994    1995      1996
                                                        ------ -------  --------
                                                            (IN THOUSANDS)
   Computer and video testing equipment................ $ 703  $ 1,758   $2,347
   Furniture and fixtures..............................   117      277      310
                                                        -----  -------   ------
                                                          820    2,035    2,657
   Less accumulated depreciation.......................  (182)    (659)    (998)
                                                        -----  -------   ------
                                                        $ 638  $ 1,376   $1,659
                                                        =====  =======   ======

  Property and equipment is depreciated using the straight-line method over an estimated useful life of between two and seven years.

2. TECHNOLOGY AGREEMENTS

  Pursuant to an agreement in 1992, the Company has the exclusive right to use certain technology in the design and manufacture of its product, as defined in the agreement, for use in specific countries principally in the Pacific Rim, Middle East and Africa. The owner of the technology became a related party pursuant to the purchase of Preferred Stock in 1993. Such owner held a seat on the Company's Board of Directors until December 1995. As of June 30, 1996, such owner's share of total outstanding voting securities had declined to 3%. In addition, pursuant to a technology license agreement entered into in December 1995, the Company acquired the exclusive right to use another technology in the design and manufacture of its product for use outside of North America.

  The Company has paid cumulative nonrefundable royalties of $2,000,000 as of June 30, 1996 in prepayments against future royalty obligations. Future royalty obligation terms range from a certain percentage of net revenues less hotel commissions (subject to reduction upon certain conditions) generated from use of the

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

technology to a flat fee per room per month where the technology is utilized. Additional nonrefundable royalty prepayments in the amount of $3,000,000 will be due in the second half of 1996, $1,000,000 in 1997 and $1,500,000 in 1998, based on performance of the vendor in providing additional enhancements to the technology.

3. DEBT

  Short-term debt represents notes payable on borrowings by the Company's majority-owned joint venture in Japan from the joint venture's minority partner, and the current portion of liabilities for an equipment lease line of credit in Korea. Interest on the Japanese note accrues at 9.5%. Both interest and principal on the Japanese note are payable after the joint venture is profitable for at least one quarter.

  Long-term debt consists of Senior Secured Notes issued by the Company on August 15, 1995, and an amount borrowed pursuant to a $2.8 million equipment lease line of credit in South Korea which was established in May, 1996. The equipment lease line of credit is partially denominated in Korean won and partially in U.S. dollars. The balance due on the equipment lease line was $592,000 at June 30, 1996 and is to be repaid over 5 years at LIBOR plus 1.42% on the U.S. portion and at South Korean Basic Lending Rate on the South Korean portion. The interest rate at June 30, 1996 was approximately 7% per annum. The amount of restricted cash collateralized against the South Korean equipment lease line was $312,000 at June 30, 1996.

  The $24,900,000 Senior Secured Notes are payable in full on August 15, 2000 and bear interest at 11.5% per annum. Interest is payable semiannually on February 15 and August 15. The Company has pledged, as collateral to the holders of Senior Secured Notes, between 66% and 100% of its shares in each of its wholly owned subsidiaries and majority-owned joint ventures. The Senior Secured Notes covenants restrict payment of dividends.

  The carrying value of the Senior Secured Notes approximates fair value at June 30, 1996. The fair value of the Company's Senior Secured Notes was estimated using discounted cash flow analysis, based on the incremental borrowing rates currently available to the Company for borrowings with similar terms and maturity.

4. COMMITMENTS

  The Company leases its headquarters and foreign sales and support facilities and certain equipment under noncancelable operating leases. At June 30, 1996, minimum lease commitments are as follows:

                                                                    OPERATING
                                                                     LEASES
                                                                  --------------
                                                                  (IN THOUSANDS)
      Six months ending December 31, 1996........................      $295
      Years ending December 31, 1997.............................       318
        1998.....................................................       153
        1999.....................................................        23
        2000.....................................................         8
                                                                       ----
      Total minimum payments required............................      $797
                                                                       ====

  Rent expense was approximately $143,000 and $291,000 for the six months ended June 30, 1995 and 1996 and $59,000, $222,000 and $320,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


5. STOCKHOLDERS' EQUITY

 PREFERRED STOCK

  Preferred Stock authorized and outstanding at June 30, 1996 is as follows:

                                       NUMBER OF SHARES
                                    ----------------------          AGGREGATE
                                               ISSUED AND          LIQUIDATION
                                    AUTHORIZED OUTSTANDING AMOUNT  PREFERENCE
                                    ---------- ----------- ------- -----------
                                          (IN THOUSANDS, EXCEPT SHARES)
   Designated series (all convert-
    ible):
      A...........................     150,000    150,000  $   277   $   300
      B...........................   1,328,930  1,328,927    5,680     5,980
      C...........................   7,500,000  6,287,093   26,636    28,292
      D...........................   3,142,858  3,142,858   20,648    22,000
                                    ---------- ----------  -------   -------
                                    12,121,788 10,908,878  $53,241   $56,572
                                    ========== ==========  =======   =======

  All series of Preferred Stock are convertible at the stockholder's option at any time into Common Stock on a one-for-one basis (subject to adjustment for certain dilutive events). All series have voting rights equal to the voting rights of the Common shares they would have upon conversion. Conversion is automatic upon the closing of an underwritten public offering with aggregate offering proceeds exceeding $25,000,000. At June 30, 1996, the Company had reserved 10,908,878 shares of Common Stock to be issued to stockholders upon conversion of the outstanding Preferred Stock.

  Holders of Preferred Stock are entitled to noncumulative dividends (per share) as follows:

      Series A............................................................ $0.16
      Series B............................................................ $0.36
      Series C............................................................ $0.36
      Series D............................................................ $0.56

  Dividends, if declared, shall be set apart for payment and paid first to holders of Series D Preferred Stock, second to holders of Series C Preferred Stock, and third ratably to the holders of Series A and B Preferred Stock. No dividends shall be declared on Common Stock until all holders of Preferred Stock have been paid in full. As of June 30, 1996 no dividends have been declared.

  In the event of a liquidation or winding up of the Company, holders of Preferred Stock are entitled to the following liquidation preferences (per share):

      Series A............................................................ $2.00
      Series B............................................................ $4.50
      Series C............................................................ $4.50
      Series D............................................................ $7.00

  The liquidation preferences are to be paid in full, so long as proceeds are available, first to the holders of Series D Preferred Stock, second to the holders of Series C Preferred Stock, third to the holders of Series B Preferred Stock, and fourth to the holders of Series A Preferred Stock. If any assets of the Company remain after payment of the full liquidation preferences of the holders of Preferred Stock, they will be distributed among the holders of Series B, Series C, and Series D Preferred Stock and Common Stock in proportion to the shares of

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon the conversion of their Preferred Stock.

 STOCK OPTION PLANS

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  During 1992, the Company adopted two stock option plans, the Key Personnel Stock Option Plan and the 1992 Stock Option Plan (together, the Plans). The Plans provide that options for 2,000,000 shares of Common Stock may be granted to employees, officers, directors, consultants and promotional representatives of the Company. The Plans allow for both incentive and nonqualified stock options to be granted to employees.

  The Plans provide that the exercise price for incentive stock options will be no less than the fair market value of the Company's Common Stock (no less than 85% of fair market value for nonqualified stock options), as determined by the board of directors at the date of grant. These options have five year terms and become exercisable ratably over three to four years.

  The effect of applying the FASB statement's minimum value method to the Company's stock option awards did not result in pro forma net loss and loss per share that are materially different from historical amounts reported. Therefore, such pro forma information is not separately presented herein. Future pro forma net income and earnings per share results may be materially different from actual amounts reported.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


  Aggregate option activity is as follows:

                                                   OUTSTANDING STOCK OPTIONS
                                                   ----------------------------
                                                                     WEIGHTED
                                                                     AVERAGE
                                                    NUMBER OF       PRICE PER
                                                      SHARES          SHARE
                                                   --------------  ------------
   Balance at December 31, 1992...................         49,000    $     0.45
     Granted......................................         58,300    $     0.46
                                                   --------------
   Balance at December 31, 1993...................        107,300    $     0.46
     Granted......................................        149,750    $     0.83
     Exercised....................................        (12,469)   $     0.45
     Canceled.....................................        (34,331)   $     0.46
                                                   --------------
   Balance at December 31, 1994...................        210,250    $     0.72
     Granted......................................        951,450    $     1.12
     Exercised....................................        (30,913)   $     0.47
     Canceled.....................................       (118,337)   $     0.89
                                                   --------------
   Balance at December 31, 1995...................      1,012,450    $     1.09
     Granted......................................        718,524    $     2.00
     Exercised....................................       (108,696)   $     0.95
     Canceled.....................................       (134,884)   $     0.99
                                                   --------------
   Balance at June 30, 1996.......................      1,487,394    $     1.55
                                                   ==============

  As of June 30, 1996, 360,528 shares of Common Stock reserved under the Plans were available for granting of additional options. The price range at June 30, 1996 of options outstanding under the Plans is $0.45 to $2.00. The weighted average contractual life of the outstanding options at June 30, 1996 is 47 months. At June 30, 1996, the Company has reserved 1,847,922 shares of authorized Common Stock for issuance under the Plans.

  The following table summarizes the number and weighted average price per share of exercisable stock options under the Plans.

                                                    EXERCISABLE STOCK OPTIONS
                                                    ---------------------------
                                                                     WEIGHTED
                                                                     AVERAGE
                                                     NUMBER OF      PRICE PER
                                                       SHARES         SHARE
                                                    -------------  ------------
   December 31, 1993...............................         23,748   $      0.47
   December 31, 1994...............................         44,432   $      0.50
   December 31, 1995...............................        314,187   $      0.96
   June 30, 1996...................................        430,236   $      1.21

WARRANTS

  As of June 30, 1996 warrants to purchase 2,520,396 shares of Common Stock were outstanding at exercise prices of $0.50 to $7.00 per share. As of June 30, 1996, warrants to purchase 1,184,444 shares of Series C Preferred Stock were outstanding at an exercise price of $4.50 per share. At June 30, 1996, the Company has reserved 3,704,840 shares of authorized Common Stock pursuant to these warrants. All warrants are exercisable at the option of the holders on or before dates ranging from March 1, 1998 through September 29, 1999, or earlier upon effectiveness of an initial public offering.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


6. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                         YEAR ENDED DECEMBER 31,    SIX MONTHS
                                        -------------------------     ENDED
                                          1993     1994    1995    JUNE 30, 1996
                                        -------- -------- ------- --------------
                                                     (IN THOUSANDS)
   State
     Current........................... $    --  $    --  $     2      $  2
   Foreign
     Current...........................      --       --        8        10
     Deferred..........................      --       --      544       371
                                        -------- -------- -------      ----
                                        $    --  $    --  $   554      $383
                                        ======== ======== =======      ====

  The Company's effective provision for income taxes from continuing operations differs from the amount computed by applying the federal statutory rate of 34% due to the following:

                                      YEAR ENDED DECEMBER 31,     SIX MONTHS
                                      -------------------------      ENDED
                                       1993     1994     1995    JUNE 30, 1996
                                      -------  -------  -------  -------------
                                                 (IN THOUSANDS)
   Expected tax (benefit) at federal
    statutory rate..................  $(1,149) $(2,695) $(4,315)    $(2,445)
   Net operating losses not benefit-
    ted.............................    1,149    2,695    4,315       2,445
   State taxes......................      --       --         2           2
   Foreign withholding taxes........      --       --       544         371
   Other, net.......................      --       --         8          10
                                      -------  -------  -------     -------
   Provision for income taxes.......  $   --   $   --   $   554     $   383
                                      =======  =======  =======     =======

  For the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 the Company had pre-tax losses from foreign operations of $408,000, $1,239,000, $3,990,000 and $2,430,000, respectively.

  As of December 31, 1995, the Company had federal net operating loss carryforwards and research and development tax credits of approximately $16,200,000 and $130,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2007 through 2011. The Company had state net operating loss carryforwards of approximately $9,500,000 as of December 31, 1995, which will expire at various dates beginning in 1997 through 2002. The Company also had foreign net operating loss carryforwards from various taxing authorities of approximately $5,800,000 at December 31, 1995. The principal portion of the foreign net operating loss carryforwards will expire at various dates beginning in 1999 through 2000.

  Utilization of the federal and state net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


  Significant components of the Company's deferred tax assets for federal, state and foreign income taxes are as follows:

                                       YEAR ENDED DECEMBER 31,    SIX MONTHS
                                       ------------------------      ENDED
                                          1994         1995      JUNE 30, 1996
                                       -----------  -----------  -------------
                                                  (IN THOUSANDS)
   Deferred tax assets:
     Federal and state net operating
      losses.......................... $     3,450  $     6,090    $  7,620
     Foreign net operating losses.....         540        1,890       2,670
     Research credit carryforwards....         150          200         210
     Capitalized research & develop-
      ment............................          90          130         160
     Video systems reserves...........         520          600         590
     Other............................          50           90          85
                                       -----------  -----------    --------
     Total deferred tax assets........       4,800        9,000      11,335
     Valuation allowance for deferred
      tax assets......................      (4,800)      (9,000)    (11,335)
                                       -----------  -----------    --------
     Net deferred tax assets..........         --           --          --
                                       -----------  -----------    --------
   Deferred tax liabilities:
     Foreign withholding taxes........         --          (544)       (915)
                                       -----------  -----------    --------
     Net deferred tax liability....... $       --   $      (544)   $   (915)
                                       ===========  ===========    ========

  Due to the Company's lack of earnings history, the net deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by $1,300,000 and $3,000,000 in 1993 and 1994, respectively.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


7. GEOGRAPHIC DATA

  Geographic information for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 is presented in the following table. Identifiable assets are those that can be directly associated with a particular geographic area.

                                       YEAR ENDED DECEMBER 31,      SIX MONTHS
                                       --------------------------      ENDED
                                        1993     1994      1995    JUNE 30, 1996
                                       -------  -------  --------  -------------
                                                   (IN THOUSANDS)
   Net revenue
     United States.................... $   --   $   --   $    --     $    146
     Pacific Rim......................     395    2,342     8,520       7,287
     Other............................     --       --        169         490
                                       -------  -------  --------    --------
                                       $   395  $ 2,342  $  8,689    $  7,923
                                       =======  =======  ========    ========
   Operating loss
     United States.................... $(3,111) $(6,763) $ (5,637)   $ (2,056)
     Pacific Rim......................    (240)    (941)   (3,763)     (1,872)
     Other............................     --       (10)     (508)       (581)
     Intercompany elimination.........     --       (83)   (1,591)     (1,176)
                                       -------  -------  --------    --------
                                       $(3,351) $(7,797) $(11,499)   $ (5,685)
                                       =======  =======  ========    ========
   Identifiable assets
     United States.................... $ 4,752  $23,925  $ 49,266    $ 56,543
     Pacific Rim......................   1,050    6,308    22,689      30,374
     Other............................     --        15     1,701       4,296
     Intercompany elimination.........  (1,091)  (6,249)  (27,116)    (39,028)
                                       -------  -------  --------    --------
                                       $ 4,711  $23,999  $ 46,540    $ 52,185
                                       =======  =======  ========    ========

8. SUBSEQUENT EVENTS

  On August 8, 1996, the Board of Directors authorized the Company to proceed with an Initial Public Offering (IPO) of Common Stock and increased the authorized number of shares of Common Stock to 45,000,000. Upon completion of the IPO, all of the Company's 10,908,878 shares of convertible preferred stock outstanding as of June 30, 1996 will be converted into 10,908,878 shares of Common Stock. The pro forma effect of these conversions has been reflected on the accompanying unaudited pro forma balance sheet assuming they had occurred at June 30, 1996.

  On August 8, 1996, the Board of Directors approved the reincorporation of the Company in the State of Delaware, which is expected to be effective in October 1996.

  On August 8, 1996, the Board of Directors granted options under the 1992 Stock Option Plan and the Key Personnel Stock Option Plan to purchase 193,500 shares of common stock at an exercise price of $5.25 per share. These options were granted to provide additional incentives to retain management, key employees and consultants. The deemed fair value of common stock at this date was $5.25 per share.

  On August 8, 1996, the Board of Directors also approved, subject to stockholder approval which is expected to be obtained in September 1996, an amendment to the 1992 Stock Option Plan increasing the number of shares of Common Stock reserved for issuance thereunder by 1,800,000 shares to 3,647,922 shares.

                              MAGINET CORPORATION

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)


  On August 8, 1996, the Board of Directors approved the 1996 Director's Stock Option Plan and reserved a total of 200,000 shares of the Company's authorized but unissued Common Stock for issuance to non-employee directors upon the exercise of options granted. Options must be granted with exercise prices at least equal to the fair market value of the Common Stock on the date of grant as determined by the Company's Board of Directors.

  On August 8, 1996, the Board of Directors approved the 1996 Employee Stock Purchase Plan and reserved a total of 200,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder.

                [GRAPHIC DEPICTING MAGINET LOGO WITH FILM REEL]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLIC-ITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                              ------------------
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial and Other Data...........................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  28
Management...............................................................  39
Certain Transactions.....................................................  49
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  60
Index to Consolidated Financial Statements............................... F-1

                              ------------------

 UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DE-LIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               5,000,000 SHARES



                                    (LOGO)



                                 COMMON STOCK

                              ------------------

                                  PROSPECTUS
                                       , 1996

                              ------------------


                                LEHMAN BROTHERS

                               HAMBRECHT & QUIST

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                   [FRONT COVER; INTERNATIONAL PROSPECTUS]                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion, dated September 17, 1996

PROSPECTUS

                                5,000,000 SHARES
                           (PASTE-UP LOGO OF MAGINET)
                                  COMMON STOCK

                                 -------------

  Of the 5,000,000 shares of Common Stock, $.001 par value ("Common Stock"), of MagiNet Corporation ("MagiNet" or the "Company") being offered hereby, 1,000,000 shares are being offered initially outside the United States and Canada by the International Managers (the "International Offering") and 4,000,000 shares are being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"). Such offerings are referred to collectively as the "Offerings."

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "MGNT."

                                 -------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
- --------------------------------------------------------------------------------
Per Share..................................    $           $            $
- --------------------------------------------------------------------------------
Total(3)...................................   $           $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of the Offerings estimated at
    $1,050,000 payable by the Company.
(3) The Company has granted to the International Managers a 30-day option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.
    The U.S. Underwriters have been granted a similar option to purchase up to 600,000 additional shares solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                 -------------

  The shares of Common Stock offered by this Prospectus are offered by the International Managers, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain other conditions. It is expected that delivery of such shares will be made at the offices of Lehman Brothers Inc.,
New York, New York, on or about    , 1996.

                                 -------------
               ________________________________________________
LEHMAN BROTHERS                                                HAMBRECHT & QUIST

      , 1996

                     [BACK COVER; INTERNATIONAL PROSPECTUS]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNA-TIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SO-LICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURI-TIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               -----------------
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial and Other Data...........................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  28
Management...............................................................  39
Certain Transactions.....................................................  49
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  60
Index to Consolidated Financial Statements............................... F-1

                               -----------------

 UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                5,000,000 SHARES



                                     (LOGO)



                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS
                                        , 1996

                               -----------------



                                LEHMAN BROTHERS

                               HAMBRECHT & QUIST

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

     SEC Registration Fee........................................... $   27,759
     NASD Filing Fee................................................      8,050
     Nasdaq National Market Listing Fee.............................     50,000
     Printing Fees and Expenses.....................................    150,000
     Legal Fees and Expenses........................................    500,000
     Accounting Fees and Expenses...................................    250,000
     Blue Sky Fees and Expenses.....................................     10,000
     Transfer Agent and Registrar Fees..............................     15,000
     Miscellaneous..................................................     39,191
                                                                     ----------
       Total........................................................ $1,050,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since inception the Registrant has issued and sold the following unregistered securities:

    1. From March 31, 1994 to July 31, 1996, the Registrant issued and sold 201,192 shares of Common Stock to employees and consultants at prices ranging from $.45 to $2.00 upon exercise of stock options pursuant to the Registrant's 1992 Key Personnel Stock Option Plan and its 1992 Stock Option Plan.

    2. On July 23, 1992, the Registrant issued and sold 150,000 shares of Series A Preferred Stock to two investors at a sale price of $2.00 per share.

    3. On August 31, 1992, the Registrant issued and sold 440,068 shares of Series B Preferred Stock to 11 investors at a sale price of $4.50 per share.

    4. On March 15, 1993, the Registrant issued and sold 888,859 shares of Series B Preferred Stock to 19 investors at a sale price of $4.50 per share. In connection with the issuance of such shares of Series B Preferred Stock, the Company also issued the investors warrants to acquire up to an aggregate of 182,993 shares of Common Stock.

    5. On September 23, 1993, the Registrant issued a Secured Promissory Note in the principal amount of $4,500,000 due on June 30, 1995 to Comsat Video Enterprises, Inc. ("Comsat"). In connection with such note, the Company also issued to Comsat a warrant to acquire up to an aggregate of 157,500 shares of Common Stock at an exercise price per share of $5.00.

    6. On March 11, 1994, the Registrant issued its Convertible Secured Promissory Notes in the aggregate principal amount of $3,710,015 to 24 investors. Such notes were convertible into the series of Preferred Stock issued in connection with the Registrant's next round of equity financing and subsequently converted into Series C Preferred Stock on September 29, 1994. The Registrant also issued warrants to such investors to acquire up to an aggregate of 152,381 shares of Common Stock at an exercise price of $0.50 per share.

    7. In connection with a debt financing transaction, on June 24, 1994, the Registrant issued to Silicon Valley Bank and Hambrecht & Quist Guaranty Finance warrants to acquire up to an aggregate of 18,553 shares of Common Stock at an exercise price of $0.50 per share.

    8. On September 12, 1994, the Registrant issued its Convertible Secured Promissory Notes in the aggregate principal amount of $5,000,000 to 8 investors. Such notes were convertible into the series of Preferred Stock issued in connection with the Registrant's next round of equity financing and subsequently converted into Series C Preferred Stock on September 29,1994. The Registrant also issued warrants to such investors to acquire up to an aggregate of 111,112 shares of Common Stock at an exercise price of $0.50 per share.

    9. On September 29, 1994, the Registrant issued and sold 6,264,871 shares of Series C Preferred Stock to 37 investors at a sale price of $4.50 per share. In addition, the Registrant also issued to certain purchasers of the Series C Preferred Stock warrants to acquire up to an aggregate of 1,111,111 shares of Series C Preferred Stock at an exercise price of $4.50 per share. In connection with the issuance of Series C Preferred Stock, on October 26, 1994, the Registrant also issued to 3 investors warrants to acquire up to an aggregate of 73,333 shares of Series C Preferred Stock at an exercise price of $4.50 per share.

    10. On December 1, 1994, the Registrant issued and sold 22,222 shares of Series C Preferred Stock at a sale price of $4.50 per share.

    11. In connection with a debt financing transaction, on May 16, 1995, the Registrant issued to Silicon Valley Bank a warrant acquire up to an aggregate of 75,000 shares of Common Stock at an exercise price of $7.00 per share.

    12. On August 15, 1995, the Registrant issued its Seniors Secured Notes due 2000 in the aggregate principal amount of $24,900,000 to New York Life Insurance Company, The Mutual Life Insurance Company of New York, Waslic Company II and Namtor BVC LP (collectively, the "Senior Noteholders"). In connection with such financing, the Registrant issued warrants to such investors to purchase up to an aggregate of 1,422,857 shares of Common Stock at an exercise price of $7.00 per share.

    13. On December 29, 1995, the Registrant issued and sold 1,239,397 shares of Series D Preferred Stock to 5 investors at a price of $7.00 per share. On May 15, 1996, the Registrant issued and sold 1,562,202 shares of Series D Preferred Stock to 4 investors at a purchase price of $7.00 per share. On May 15, 1996, the Registrant also issued to the purchasers and prior purchasers of its Series D Preferred Stock warrants to purchase up to an aggregate of 178,284 shares of Common Stock at an exercise price of $7.00 per share, subject to adjustment of the number of shares and exercise price. In addition, in connection with effecting certain amendments to the Note Agreement dated August 15, 1996 among the Company and the Senior Noteholders relating to the issuance of Series D Preferred Stock, the Registrant amended the warrants issued August 15, 1996 to provide for the issuance of up to an additional 200,000 shares of Common Stock at a sale price of $7.00, subject to adjustment of the number of shares and exercise price.

    14. On May 30, 1996, the Registrant issued an aggregate of 341,259 shares of Series D Preferred Stock to 7 investors, including the Company's President and Chief Executive Officer and Chief Financial Officer, at a sale price of $7.00 per share. In addition, the Registrant issued to such purchasers warrants to acquire up to an aggregate of 21,716 shares of Common Stock at an exercise price of $7.00 per share, subject to adjustment of the exercise price and number of shares.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

                                 EXHIBIT INDEX

     1.1*   Form of U.S. Underwriting Agreement.
     1.2*   Form of International Underwriting Agreement.
     3.1    Form of Certificate of Incorporation to be filed prior to the effective date of the Registration Statement under which the
            Offerings are made.
     3.2    Form of Restated Certificate of Incorporation to be filed after the closing of the Offerings made under this Registration Statement.
     3.3    Bylaws, as amended.
     4.1*   Specimen Common Stock Certificate.
     4.2    Form of Lock-Up Agreement.
     4.3    Amended and Restated Shareholders' Agreement, as amended, dated
            December 29, 1995.
     4.4    First Amendment of Amended and Restated Shareholders' Agreement,
            dated May 15, 1996.
     5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
    10.1    Form of Indemnification Agreement for directors and officers.
    10.2    1992 Key Personnel Stock Option Plan, as amended, and form of agreement thereunder.
    10.3    1996 Employee Stock Purchase Plan, as amended, and form of agreement thereto.
    10.4    1996 Director Stock Option Plan, as amended, and form of agreement thereto.
    10.5**  Technology License Agreement between Registrant and On Common Video
            Corporation
    10.6**  Technology License Agreement between Registrant and Guestserve
            Development Group
    10.7    Exclusive License Agreement between Registrant and Comsat Video
            Enterprises, Inc., dated March 15, 1993.
    10.8    Exclusive Sublicense Agreement between Registrant and Comsat Video
            Enterprises, Inc., dated March 15, 1993.
    10.9**  Agreement between Registrant and InterGame, Ltd., dated July 8,
            1996.
    10.10** Note Agreement among Registrant, New York Life Insurance Company,
            The Mutual Life Insurance Company of New York, Waslic Company II
            and Namtor BVC LP, dated August 15, 1995.
    10.11   First Amendment Agreement to Note Agreement among Registrant and
            New York Life Insurance Company, The Mutual Life Insurance Company
            of New York, Waslic Company II and Namtor BVC LP, dated May 7,
            1996.
    10.12** Installation Agreement between Registrant and Shangri-la Hotel &
            Resorts (undated).
    10.13** Revised Installation Agreement between Registrant and Shangri-La
            Hotel & Resorts, dated September 7, 1994.
    10.14** Guest Video Services Agreement between Registrant and Southern
            Pacific Hotel Corporation Limited, dated September 6, 1995.
    10.15** Guest Video Services Agreement by and among Registrant and Hyatt
            International-Asia Pacific Limited, Hyatt Chain Services Limited
            and Guestserve Development Group, dated August 11, 1995.
    10.16** Memorandum of Agreement between Registrant and Trinity Group, dated
            May 22, 1996.
    10.17** Agreement between Registrant and United International Pictures, dated June 28, 1996.
    10.18   Employment Agreement between Registrant and Kenneth B. Hamlet, dated November 28, 1995.
    10.19   Employment Agreement between Registrant and Robert R. Creager, dated September 22, 1995.

    10.20   Offer of Employment Letter from Registrant to Gordon E. (Ned)
            Druehl, Jr., dated June 18, 1996.
    10.21   Lease for the Registrant's headquarters in Sunnyale, CA, dated
            February 16, 1994.
    10.22   Pledge of Shares Agreement among Registrant, New York Life
            Insurance Company, The Mutual Life Insurance Company of New York,
            Waslic Company II, Namtor BVC LP and The Chase Manhattan Bank,
            N.A., dated December 29, 1995.
    10.23   Pledge Agreement between Registrant and The Chase Manhattan Bank
            N.A., dated December 28, 1995.
    10.24   Shareholders Agreement between Registrant, Mr. Arun Churdboonchart and AC Telecom Limited, dated June 6, 1995.
    10.25** Letter of Intent between Registrant and Bloomberg, L.P., dated
            September 6, 1996.
    10.26   Shareholder Agreement between Registrant and Spectrum, Inc., dated
            August 1, 1994.
    11.1    Calculation of earnings per share.
    21.1    List of Subsidiaries of the Registrant.
    23.1    Consent of Ernst & Young LLP, Independent Auditor.
    23.2*   Consent of Counsel (included in Exhibit 5.1).
    24.1    Power of Attorney (see page II-5).
    27.1    Financial Data Schedule.

- --------
 * To be filed by amendment.
** Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission on September 18, 1996.
   Omitted portions have been filed separately with the Commission.

  (b) Financial Statement Schedules

    None.

  Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 17TH DAY OF SEPTEMBER, 1996.

                                          MAGINET CORPORATION

                                                   /s/ Kenneth B. Hamlet
                                          By __________________________________
                                                     KENNETH B. HAMLET
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth B. Hamlet and James A. Barth and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him and her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
        /s/ Kenneth B. Hamlet          Chairman of the          September 17,
- -------------------------------------   Board, President             1996
         (KENNETH B. HAMLET)            and Chief Executive
                                        Officer (Principal
                                        Executive Officer)

         /s/ James A. Barth            Executive Vice           September 17,
- -------------------------------------   President, Chief             1996
          (JAMES A. BARTH)              Financial Officer
                                        and Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ Robert R. Creager          Director                 September 17,
- -------------------------------------                                1996
         (ROBERT R. CREAGER)

        /s/ Stuart J. Ellman           Director                 September 17,
- -------------------------------------                                1996
         (STUART J. ELLMAN)

       /s/ Michael D. Granoff          Director                 September 17,
- -------------------------------------                                1996
        (MICHAEL D. GRANOFF)

         /s/ Michael Ramsay            Director                 September 17,
- -------------------------------------                                1996
          (MICHAEL RAMSAY)

      /s/ James D. Robinson IV         Director                 September 17,
- -------------------------------------                                1996
       (JAMES D. ROBINSON IV)

                                 EXHIBIT INDEX

     1.1*   Form of U.S. Underwriting Agreement.
     1.2*   Form of International Underwriting Agreement.
     3.1    Form of Certificate of Incorporation to be filed prior to the effective date of the Registration Statement under which the
            Offerings are made.
     3.2    Form of Restated Certificate of Incorporation to be filed after the closing of the Offerings made under this Registration Statement.
     3.3    Bylaws, as amended.
     4.1*   Specimen Common Stock Certificate.
     4.2    Form of Lock-Up Agreement.
     4.3    Amended and Restated Shareholders' Agreement, as amended, dated
            December 29, 1995.
     4.4    First Amendment of Amended and Restated Shareholders' Agreement,
            dated May 15, 1996.
     5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
    10.1    Form of Indemnification Agreement for directors and officers.
    10.2    1992 Key Personnel Stock Option Plan, as amended, and form of agreement thereunder.
    10.3    1996 Employee Stock Purchase Plan, as amended, and form of agreement thereto.
    10.4    1996 Director Stock Option Plan, as amended, and form of agreement thereto.
    10.5**  Technology License Agreement between Registrant and On Common Video
            Corporation
    10.6**  Technology License Agreement between Registrant and Guestserve
            Development Group
    10.7    Exclusive License Agreement between Registrant and Comsat Video
            Enterprises, Inc., dated March 15, 1993.
    10.8    Exclusive Sublicense Agreement between Registrant and Comsat Video
            Enterprises, Inc., dated March 15, 1993.
    10.9**  Agreement between Registrant and InterGame, Ltd., dated July 8,
            1996.
    10.10** Note Agreement among Registrant, New York Life Insurance Company,
            The Mutual Life Insurance Company of New York, Waslic Company II
            and Namtor BVC LP, dated August 15, 1995.
    10.11   First Amendment Agreement to Note Agreement among Registrant and
            New York Life Insurance Company, The Mutual Life Insurance Company
            of New York, Waslic Company II and Namtor BVC LP, dated May 7,
            1996.
    10.12** Installation Agreement between Registrant and Shangri-la Hotel &
            Resorts (undated).
    10.13** Revised Installation Agreement between Registrant and Shangri-La
            Hotel & Resorts, dated September 7, 1994.
    10.14** Guest Video Services Agreement between Registrant and Southern
            Pacific Hotel Corporation Limited, dated September 6, 1995.
    10.15** Guest Video Services Agreement by and among Registrant and Hyatt
            International-Asia Pacific Limited, Hyatt Chain Services Limited
            and Guestserve Development Group, dated August 11, 1995.
    10.16** Memorandum of Agreement between Registrant and Trinity Group, dated
            May 22, 1996.

    10.17** Agreement between Registrant and United International Pictures, dated June 28, 1996.

    10.18 Employment Agreement between Registrant and Kenneth B. Hamlet, dated November 28, 1995.

    10.19 Employment Agreement between Registrant and Robert R. Creager, dated September 22, 1995.

    10.20   Offer of Employment Letter from Registrant to Gordon E. (Ned)
            Druehl, Jr., dated June 18, 1996.

    10.21   Lease for the Registrant's headquarters in Sunnyale, CA, dated
            February 16, 1994.

    10.22   Pledge of Shares Agreement among Registrant, New York Life
            Insurance Company, The Mutual Life Insurance Company of New York,
            Waslic Company II, Namtor BVC LP and The Chase Manhattan Bank,
            N.A., dated December 29, 1995.

    10.23   Pledge Agreement between Registrant and The Chase Manhattan Bank
            N.A., dated December 28, 1995.

    10.24 Shareholders Agreement between Registrant, Mr. Arun Churdboonchart and AC Telecom Limited, dated June 6, 1995.

    10.25** Letter of Intent between Registrant and Bloomberg, L.P., dated
            September 6, 1996.

    10.26   Shareholder Agreement between Registrant and Spectrum, Inc., dated
            August 1, 1994.

    11.1    Calculation of earnings per share.

    21.1    List of Subsidiaries of the Registrant.

    23.1    Consent of Ernst & Young LLP, Independent Auditor.

    23.2*   Consent of Counsel (included in Exhibit 5.1).

    24.1    Power of Attorney (see page II-5).

    27.1    Financial Data Schedule.

- --------
 * To be filed by amendment.

** Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission on September 18, 1995. Omitted portions have been filed separately with the Commission.